UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Tarantella, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies: common stock, no par value, of Tarantella, Inc.

2)	Aggregate number of securities to which transaction applies:
(a)	27,994,937 shares of Tarantella’s common stock plus (b) 4,067,797 shares of Tarantella’s common stock underlying outstanding options to purchase shares of Tarantella’s common stock (in each case based upon the number of outstanding shares and options as of June 8, 2005).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $2,973.42 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $117.70 per million of the aggregate merger consideration of $25,262,731.95. The aggregate merger consideration is calculated as the sum of (a) the product of 27,994,937 shares of Tarantella’s common stock and the merger consideration of $0.90 per share in cash and (b) the difference between $0.90 per share and the exercise price per share for each of the 153,348 options outstanding to purchase shares of Tarantella’s common stock that have an exercise price of less than $0.90 per share.

4)	Proposed maximum aggregate value of transaction: $25,262,731.95

5)	Total fee paid: $2,973.42

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SPECIAL MEETING OF SHAREHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Tarantella, Inc. shareholder:

The board of directors of Tarantella, Inc. has approved an Agreement and Plan of Merger dated May 9, 2005, among Sun Microsystems, Inc., Cha Cha Acquisition Corporation, a wholly owned subsidiary of Sun Microsystems, and Tarantella, pursuant to which Cha Cha Acquisition Corporation will merge with and into Tarantella, with Tarantella becoming a wholly owned subsidiary of Sun Microsystems.

If the merger is completed, holders of Tarantella’s common stock will receive $0.90 in cash, without interest, for each share of Tarantella’s common stock they own.

Shareholders of Tarantella will be asked, at a special meeting of Tarantella’s shareholders, to adopt the merger agreement and approve the principal terms of the merger. The board of directors of Tarantella has unanimously approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and has unanimously declared that it is in the best interests of Tarantella’s shareholders that Tarantella enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. The board of directors of Tarantella unanimously recommends that Tarantella’s shareholders vote FOR adoption of the merger agreement and approval of the principal terms of the merger.

The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement and approve the principal terms of the merger are as follows:

July 6, 2005

10:00 a.m., local time

Hyatt Regency San Francisco Airport

1333 Bayshore Highway

Burlingame, CA 94010

The proxy statement attached to this letter provides you with information about the special meeting of Tarantella’s shareholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of Tarantella’s common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us or by voting by phone, fax, or the Internet, if available.

/s/ Francis E. Wilde
Francis E. Wilde Chief Executive Officer and President Tarantella, Inc.

The proxy statement is dated June 10, 2005, and is first being mailed to shareholders of Tarantella on or about June 16, 2005.

425 Encinal Street

Santa Cruz, CA 95060

(831) 427-7222

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 6, 2005

To the shareholders of Tarantella, Inc.:

A special meeting of shareholders of Tarantella, Inc., a California corporation, will be held on July 6, 2005 at 10:00 a.m., local time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010, for the following purposes:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger dated as of May 9, 2005, among Sun Microsystems, Inc., a Delaware corporation, Cha Cha Acquisition Corporation, a California corporation and a wholly owned subsidiary of Sun Microsystems, and Tarantella, Inc. and to approve the principal terms of the merger contemplated thereby; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Tarantella has fixed the close of business on June 8, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Tarantella’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, Tarantella had outstanding and entitled to vote 27,994,937 shares of common stock. Holders of Tarantella’s common stock are entitled to dissenters’ rights under the California Corporations Code in connection with the merger if they meet certain conditions. See “Dissenters’ Rights” on page 31.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Tarantella’s common stock is required to adopt the merger agreement and approve the principal terms of the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of the principal terms of the merger. If you fail to return your Tarantella proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Tarantella special meeting but will effectively be counted as a vote against adoption of the merger agreement and approval of the principal terms of the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Daniel M. Jochnowitz
Daniel M. Jochnowitz Acting Secretary

Santa Cruz, California

June 10, 2005

i

ii

Questions and Answers About the Merger

Q:	What will Tarantella’s shareholders receive in the merger?

A:	As a result of the merger, our shareholders will receive $0.90 in cash, without interest, for each share of our common stock they own. For example, if you own 100 shares of our common stock, you will receive $90.00 in cash in exchange for your Tarantella shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our shareholders.

Q:	How does Tarantella’s board of directors recommend I vote?

A:	At a meeting held on May 9, 2005, Tarantella’s board of directors unanimously approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and unanimously declared that it is in your best interests that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Our board of directors unanimously recommends that you vote FOR adoption of the merger agreement and approval of the principal terms of the merger.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against the merger.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our shareholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may only vote by returning a signed proxy card or voting in person at the meeting. If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. Votes submitted electronically via the Internet or by telephone must be received by 12:00 a.m. (PDT) on July 6, 2005.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Tarantella stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card bearing a later date by Internet, telephone or mail. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q-1

Q:	Should I send in my Tarantella stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $0.90 per share in cash, without interest, for each share of our common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods. We expect to complete the merger within 75 days of the date of the merger agreement.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. As a holder of our common stock, you are entitled to dissenters’ rights under the California Corporations Code in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “The Merger—Dissenters’ Rights.”

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Tarantella, Inc.

Attn: Investor Relations

100 Albright Way

Suite D

Los Gatos, California 95032

Telephone: (408) 341-7400

Q-2

Summary

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. All information contained in this proxy statement was prepared and supplied by Tarantella, except for the descriptions of the businesses of Sun Microsystems and Cha Cha Acquisition Corporation contained in this summary below under the heading “The Companies” and elsewhere in this proxy statement under the headings “The Companies—Sun Microsystems” and “The Companies—Sun Microsystems Merger Subsidiary,” which descriptions were supplied by Sun Microsystems.

Forward-Looking Information

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company, our industry and the merger. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

The Companies

Tarantella, Inc.

100 Albright Way

Suite D

Los Gatos, California 95032

Telephone: (408) 341-7400

We were incorporated under the name The Santa Cruz Operation, Inc. (“SCO”) in California in 1979. On May 4, 2001, we completed the sale of our Server Software and Professional Services Divisions to Caldera Systems, Inc., retaining the Tarantella Division. Upon the completion of the sale, we changed our corporate name to Tarantella, Inc.

We are a provider of Internet infrastructure software that enables web-based access to enterprise applications from virtually any client device, including personal computers, Apple Macintosh computers, network terminals known as “thin clients” and handheld devices, such as personal digital assistants. The Tarantella Secure Global Desktop Enterprise Edition solution instantly provides managed and secure web access to enterprise mainframe, Windows, AS/400, Linux and UNIX applications. It leverages existing information technology assets to provide cost savings, improved productivity and the flexibility to accommodate the rapid changes in today’s organizations. See “The Companies—Tarantella.”

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, California 95054

Telephone: (650) 960-1300

Sun Microsystems, a Delaware corporation, provides network computing infrastructure solutions that comprise computer systems (hardware and software), network storage systems (hardware and software), support services and professional and knowledge services. See “The Companies—Sun Microsystems.”

Cha Cha Acquisition Corporation

4150 Network Circle

Santa Clara, California 95054

Telephone: (650) 960-1300

Cha Cha Acquisition Corporation is a California corporation and a wholly owned subsidiary of Sun Microsystems. Cha Cha Acquisition Corporation was organized solely for the purpose of entering into the merger agreement with Tarantella and completing the merger and has not conducted any business operations. See “The Companies—Sun Microsystems Merger Subsidiary.”

Merger Consideration

If the merger is completed, you will receive $0.90 in cash, without interest, in exchange for each share of our common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a Tarantella shareholder. Our shareholders will receive the merger consideration after exchanging their Tarantella stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after completion of the merger.

See “The Merger—Merger Consideration.”

Treatment of Awards Outstanding Under Tarantella’s Stock Plans

Under the merger agreement, at the effective time of the merger, if you are an employee who is continuing with Sun Microsystems and hold an outstanding employee stock option, whether or not exercisable at the effective time of the merger and regardless of the exercise price, your option will be assumed by Sun Microsystems and will continue to have and be subject to the same terms and conditions set forth in your option. Your outstanding employee stock option will be exercisable for that number of shares of Sun Microsystems’ common stock equal to the product of the number of shares of our common stock issuable upon exercise of your option multiplied by the option ratio, which is the ratio of the value of the per share merger consideration over the average of the closing prices for a share of Sun Microsystems’ common stock on the ten trading days ending one day prior to the closing date. The per share exercise price for the shares of Sun Microsystems’ common stock issuable upon exercise of your assumed stock options will be equal to the amount determined by dividing the exercise price per share of our common stock at which your option was exercisable immediately prior to the effective time of the merger by the option ratio. If you hold an outstanding stock option that is assumed by Sun Microsystems, it will be vested immediately after the effective time of the merger in a percentage amount equal to the percentage of shares vested prior to the effective time, except to the extent that the terms of your option provides for acceleration of vesting upon the effective time.

If you are a director or consultant of ours or an employee who is not continuing with Sun Microsystems, you will receive cash representing the difference between $0.90 per share and the exercise price of your vested options.

See “The Merger—Effect on Awards Outstanding Under Tarantella’s Stock Plans.”

Warrants

Following the effective time, under the merger agreement, if you hold an outstanding warrant to purchase our common stock, it will represent only the right, upon valid exercise thereof, if any, to receive the merger consideration payable for shares of our common stock previously issuable upon exercise of your warrant. We have agreed to use commercially reasonable efforts to have you either fully exercise your warrants prior to the effective time or to agree that your warrants will be terminated upon such time. If you hold a warrant that has been terminated, you will be entitled to receive upon surrender of the certificate representing your warrant an amount equal to the product of the number of shares of our common stock issuable upon exercise of your warrant multiplied by the excess, if any, of the per share merger consideration over the per share exercise price in effect for your warrant. See “The Merger—Warrants.”

Market Price and Dividend Data

Our common stock is quoted on the Over-the-Counter (“OTC”) Bulletin Board under the symbol “TTLA.OB”. On May 9, 2005, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $0.83. On June 9, 2005, the last full trading day prior to the date of this proxy statement, our common stock closed at $0.88. See “Market Price and Dividend Data.”

Material United States Federal Income Tax Consequences of The Merger

The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our shareholders for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly urge you to consult your own tax adviser to fully understand the tax consequences of the merger to you.

Reasons for the Merger

Our board of directors approved the merger based on a number of positive factors, including the following:

•	the fact that the $0.90 per share to be paid as the consideration in the merger represents a premium of approximately 8.5% over the average closing sale price for our common stock on the OTC Bulletin Board for the 30 trading days prior to and including May 6, 2005, and a premium of approximately 17.6% over the $0.765 closing sale price for our common stock on the OTC Bulletin Board on May 6, 2005, the last trading day prior to the board’s approval of the merger agreement;

•	the possible alternatives to the merger (including the possibility of our company continuing to operate as an independent entity), the range of possible risks and benefits to our shareholders of such alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and management’s and our board of directors’ assessment that the merger with Sun Microsystems presented a superior opportunity to any such alternatives;

•	the number of prospective merger partners contacted by us or our financial adviser, and the failure of those partners so contacted to express any meaningful interest in pursuing an acquisition opportunity of our company;

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Sun Microsystems; and

•	the financial analyses reviewed with our board by Roth Capital Partners, LLC on May 9, 2005 and the oral opinion of Roth Capital Partners, LLC delivered on May 9, 2005 to our board of directors, subsequently confirmed by delivery of a written opinion dated May 9, 2005, to the effect that, as of the date of the written opinion and based upon and subject to the various considerations set forth in that written opinion, the $0.90 per share cash consideration to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders of our common stock.

In approving the merger, our board of directors also took into account a number of negative factors, including the following:

•	risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on our business;

•	the possibility that the merger will not be completed, particularly if certain conditions are not satisfied, and the potential negative effect of a public announcement of that event on our sales, operating results and stock price and our ability to retain key management and personnel; and

•	the fact that our shareholders would not benefit from any future increase in our value.

See “The Merger—Reasons for the Merger and Recommendation by the Board of Directors.”

Recommendation to Shareholders

Our board of directors has:

•	unanimously approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable;

•	unanimously declared that it is in the best interests of our shareholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and

•	unanimously recommended that our shareholders vote FOR the adoption of the merger agreement and approval of the principal terms of the merger.

See “The Merger—Reasons for the Merger and Recommendation by the Board of Directors.”

Opinion of Our Financial Adviser

Roth Capital Partners, LLC delivered its opinion to our board of directors on May 9, 2005 that, as of the date of the written opinion and based upon and subject to the various considerations set forth in that written opinion, the $0.90 per share in cash consideration to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders of our common stock.

The full text of the written opinion of Roth Capital Partners, LLC, dated May 9, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Our shareholders should read the opinion in its entirety. Roth Capital Partners, LLC provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Roth Capital Partners, LLC opinion is not a recommendation as to how any holder of our common stock should vote or act with respect to the transaction or any other matter.

See “The Merger—Opinion of Tarantella’s Financial Adviser.”

The Special Meeting of Tarantella’s Shareholders

Time, Date and Place. A special meeting of our shareholders will be held on July 6, 2005, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010, at 10:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement and approve the principal terms of the merger.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 8, 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 27,994,937 shares of our common stock entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement and approval of the principal terms of the merger requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

Share Ownership of Directors and Management. Our directors and executive officers and their affiliates own approximately 4.8% of the shares entitled to vote at the special meeting. All of our executive officers and directors have agreed with Sun Microsystems to, among other things, vote shares of our common stock in respect of which they have voting power or control in favor of the adoption and approval of the merger agreement.

See “The Special Meeting” and “The Merger Agreement and the Voting Agreements—The Voting Agreements.”

Interests of Tarantella’s Directors and Management in the Merger

When considering the recommendation by our board of directors, you should be aware that a number of our officers and directors have interests in the merger that are different from yours, including, among others:

•	certain indemnification arrangements for our current and former directors and officers will be continued if the merger is completed;

•	Sun Microsystems has agreed to maintain directors’ and officers’ liability insurance for persons who are covered by our directors’ and officers’ liability insurance as of the date of the merger agreement for six years after the effective time of the merger for events occurring prior to the effective time on terms comparable to those currently in effect;

•	options and restricted stock issued to directors will accelerate and vest in full; and

•	Alok Mohan, our Chairman, and Francis E. Wilde, John M. Greeley, E. Joseph Vitetta and Steven Bannerman, our executive officers, will be entitled to other change in control benefits in connection with the merger.

See “The Merger—Interests of Tarantella’s Directors and Management in the Merger.”

Conditions to the Completion of the Merger

The parties’ obligations to effect the merger are subject to the satisfaction or waiver of various conditions, which include the following:

Sun Microsystems and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of our common stock entitled to vote must have voted in favor of adopting and approving the merger agreement and approving the principal terms of the merger;

•	no statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) shall have been issued by a governmental entity of competent jurisdiction which would have the effect of making the merger illegal or otherwise prevent consummation of the merger; and

•	any other material foreign antitrust approval reasonably determined by Sun Microsystems to be required to be obtained prior to the merger shall have been obtained.

Sun Microsystems will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties shall be true and correct in all material respects as of the date of the merger agreement;

•	our representations and warranties shall be true and correct as of the closing date of the merger (except with respect to representations and warranties which address matters only as of a particular date which shall have been true and correct only on such date), except in each case or in the aggregate as does not constitute a material adverse effect on us at the closing date (but the representations and warranties relating to capital structure and information supplied in this proxy statement shall be true and correct in all material respects);

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing of the merger;

•	no material adverse effect, as defined in the merger agreement, shall have occurred since the date of the merger agreement and be continuing; and

•	we must have delivered to Sun Microsystems all necessary consents, waivers and approvals of parties to certain contracts or legally binding commitments to which we are a party which includes the consents of four parties who license software to us, and we must satisfy a condition that we either modify or terminate a contract we have with a reseller.

In addition, Sun Microsystems will not be obligated to complete the merger if there is a pending or threatened suit, action or proceeding asserted by any governmental entity:

•	challenging or seeking to restrain or prohibit the completion of the merger or any of the other transactions contemplated by the merger agreement, the effect of which restraint or prohibition if obtained would be to make the merger illegal or otherwise prevent consummation of the merger;

•	seeking to require any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Sun Microsystems, its subsidiaries or affiliates or of us or our subsidiaries;

•	seeking the imposition of any limitation on the ability of Sun Microsystems, its subsidiaries or affiliates or us or our subsidiaries to conduct our respective businesses or own any capital stock or assets, or to acquire, hold or exercise full rights of ownership of our respective businesses, and, in the case of Sun Microsystems, any limitation on those abilities with respect to us or our subsidiaries; or

•	seeking the imposition of any impediment on Sun Microsystems, its subsidiaries or affiliates or us or our subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of each of Sun Microsystems and Cha Cha Acquisition Corporation shall be true and correct in all material respects as of the date of the merger agreement;

•	the representations and warranties of each of Sun Microsystems and Cha Cha Acquisition Corporation shall be true and correct as of the closing date of the merger (except with respect to representations and warranties which address matters only as of a particular date which shall have been true and correct only on such date), except in each case or in the aggregate as does not materially impede the authority of Sun Microsystems or Cha Cha Acquisition Corporation to consummate the transactions contemplated by the merger agreement and applicable legal requirements issued, enacted or otherwise put into effect by or under the authority of any governmental entity; and

•	each of Sun Microsystems and Cha Cha Acquisition Corporation must have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to the closing date of the merger.

See “The Merger Agreement and the Voting Agreement—The Merger Agreement—Conditions to Completion of the Merger.”

Termination of the Merger Agreement

Sun Microsystems and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of Sun Microsystems and us;

•	by either Sun Microsystems or us, if the merger has not been completed by October 31, 2005 or such later date that Sun Microsystems and us have agreed upon in writing, provided, however, that this right to terminate the merger agreement will not be available to a party whose action or failure to act was a principal cause of or resulted in the failure of the merger to be completed by such agreed upon date and that action or failure to act constituted a breach of the merger agreement;

•	by either Sun Microsystems or us, if a governmental entity has issued an order, decree or ruling or taken any other action (including the failure to take an action) which has the effect of permanently restraining, enjoining or otherwise prohibiting the merger, and which order, decree, ruling or other action is final and nonappealable;

•	by either Sun Microsystems or us, if our shareholders do not adopt the merger agreement at a duly held shareholders meeting, provided that the right to terminate the merger agreement for this reason will not be available to us where the failure to obtain shareholder approval was caused by our action or failure to act and such action or failure to act constituted a breach by us of the merger agreement;

•	by Sun Microsystems (at any time prior to the adoption and approval of the merger agreement and merger by the required vote of our shareholders) if any of the following events occur:

•	our board of directors or any of its committees withdraws, amends or modifies in a manner adverse to Sun Microsystems its unanimous recommendation in favor of the adoption and approval of the merger agreement or approval of the merger (with the failure of our board of directors to unanimously recommend adoption and approval of the merger agreement deemed to be a nonadoption that is adverse to Sun Microsystems);

•	we fail to include in the proxy statement the unanimous recommendation of our board of directors in favor of the adoption and approval of the merger agreement and approval of the merger;

•	our board of directors fails to reaffirm (publicly, if so requested) its unanimous recommendation in favor of the adoption and approval of the merger agreement and approval of the merger within five business days after Sun Microsystems requests in writing that such recommendation be reaffirmed;

•	our board of directors or any of its committees approves or recommends any other acquisition proposal;

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any other acquisition proposal; or

•	a tender or exchange offer relating to our securities has been commenced by a person unaffiliated with Sun Microsystems and we have not sent to our security holders within ten business days after such tender or exchange offer is first published, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer pursuant to Rule 14e-2 under the Securities Act;

•	by Sun Microsystems, if we have committed a material breach of the provisions in the merger agreement relating to no solicitation, unsolicited acquisition proposals, superior offers or changes in recommendation by our board of directors;

•	by us, if Sun Microsystems or Cha Cha Acquisition Corporation has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty made by Sun Microsystems becomes untrue, provided that if such breach is curable by Sun Microsystems prior to October 31, 2005 (or such later date as has been agreed upon by Sun Microsystems and us) through the exercise of commercially reasonable efforts, then we may not terminate the merger agreement without first giving 30 days prior written notice to Sun Microsystems of such breach, provided that Sun Microsystems continues to exercise commercially reasonable efforts to cure such breach through that 30-day period, and the breach is not cured;

•	by Sun Microsystems, if we have breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty made by us becomes untrue, provided that if such breach is curable by us prior to October 31, 2005, or such later date as has been agreed upon by Sun Microsystems and us, through the exercise of commercially reasonable efforts, then Sun Microsystems may not terminate the merger agreement without first giving 30 days prior written notice to us of such breach, provided that we continue to exercise commercially reasonable efforts to cure such breach through that 30-day period, and the breach is not cured; and

•	by Sun Microsystems, if a material adverse effect, as defined in the merger agreement, on us shall have occurred since the date of the merger agreement, provided that (i) if such material adverse effect is curable by us prior to October 31, 2005 through the exercise of commercially reasonable efforts, then Sun Microsystems may not terminate the merger agreement prior to 30 days following the receipt of written notice from Sun Microsystems to us of such material adverse effect, and (ii) we continue to exercise commercially reasonable efforts to cure such material adverse effect through the 30-day period.

See “The Merger Agreement and the Voting Agreement—The Merger Agreement—Termination.”

Limitation on Considering Other Acquisition Proposals

No Solicitation. We have agreed we will not, and will not permit any of our subsidiaries to, and we will use all reasonable efforts to cause our and our subsidiaries’ officers and directors, employees, agents and representatives including our or their investment bankers, attorneys, accountants or other representatives not to, directly or indirectly:

•	solicit, initiate, induce or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of any acquisition proposal, as defined in the merger agreement;

•	participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action reasonably likely or intended to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to any acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal, except to notify such person as to the existence of the no-solicitation provisions in the merger agreement;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any acquisition proposal.

Superior Offers. Notwithstanding anything to the contrary described above, in the event we receive an unsolicited, bona fide written acquisition proposal from a third party to acquire all or substantially all of our assets or a majority of our total outstanding voting securities that our board of directors has in good faith concluded (following the receipt of the advice of outside legal counsel and our financial adviser) is, or is reasonably likely to result in, an offer that is more favorable from a financial point of view to our shareholders than the terms of the merger and is reasonably capable of being consummated, we may then take the following actions (only if and to the extent that our board of directors concludes in good faith, following the receipt of outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

•	request information from the person making the acquisition proposal to the extent required for our board of directors to become appropriately informed about the acquisition proposal that has been made and the person that made it;

•	furnish nonpublic information to the third party making such acquisition proposal provided that concurrently with furnishing such information to such party, we give Sun Microsystems written notice of our intention to furnish such nonpublic information, and we receive from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of such nonpublic information on terms at least as restrictive as the terms contained in the confidentiality agreement between us and Sun Microsystems, and contemporaneously with furnishing such nonpublic information to such third party, we furnish that same information to Sun Microsystems to the extent it has not already been provided; and

•	engage in negotiations with the third party with respect to the acquisition proposal, provided that we concurrently give Sun Microsystems written notice of our intent to enter into negotiations with the third party.

See “The Merger Agreement and the Voting Agreement—The Merger Agreement—No Solicitation.”

Expenses and Termination Fees

The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

The merger agreement requires, however, that we pay Sun Microsystems a termination fee of $1,200,000 if, any of the following events occur:

•	the merger agreement is terminated because the merger has not been consummated by October 31, 2005 or such later date as has been agreed upon in writing by Sun Microsystems and us, Sun Microsystems’ actions or failures to act were not a principal cause of or resulted in the failure of the Merger to occur on or before October 31, 2005, there has been public disclosure of an acquisition proposal with respect to us and within 12 months following the termination of the merger agreement an acquisition of us is consummated or we enter into an agreement providing for our acquisition;

•	the merger agreement is terminated because our shareholders fail to adopt the merger agreement at the special meeting, there has been public disclosure of an acquisition proposal with respect to us and within 12 months following the termination of the merger agreement an acquisition of us is consummated or we enter into an agreement providing for our acquisition; or

•	at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of our shareholders, any of the following events occurs:

•	our board of directors or any of its committees withdraws, amends or modifies in a manner adverse to Sun Microsystems its unanimous recommendation in favor of the adoption and approval of the merger agreement or approval of the merger (with the failure of our board of directors to unanimously recommend adoption and approval of the merger agreement deemed to be a nonadoption that is adverse to Sun Microsystems;

•	we fail to include in the proxy statement the unanimous recommendation of our board of directors in favor of the adoption and approval of the merger agreement and approval of the merger;

•	our board of directors fails to reaffirm (publicly, if so requested) its unanimous recommendation in favor of the adoption and approval of the merger agreement and approval of the merger within five business days after Sun Microsystems requests in writing that such unanimous recommendation be reaffirmed;

•	our board of directors or any of its committees approves or recommends any other acquisition proposal;

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any other acquisition proposal;

•	a tender or exchange offer relating to our securities has been commenced by a person unaffiliated with Sun Microsystems and we have not sent to our security holders within ten business days after such tender or exchange offer is first published, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer pursuant to Rule 14e-2 under the Securities Act; or

•	a material breach of our obligations as to limitations on considering other acquisition proposals.

See “The Merger Agreement and the Shareholders Agreement—The Merger Agreement—Termination Fee.”

Voting Agreements

All of our executive officers and directors have agreed with Sun Microsystems to, among other things, vote shares of our common stock in respect of which they have voting power or control in favor of the adoption and approval of the merger agreement. On June 8, 2005, these shareholders together owned and were entitled to vote 1,342,143 shares of our common stock, or approximately 4.8% of the outstanding shares of our common stock on that date.

See “The Merger Agreement and the Voting Agreements—The Voting Agreements.”

Licensing Agreement

Pursuant to the terms of the merger agreement, we have entered into the First Amendment and Modification of the Sun Professional Services Blanket Purchase Agreement with Sun Microsystems effective as of May 20, 2005, which provides for the following:

•	Sun Microsystems will purchase and prepay for an inventory of licenses for our Secure Desktop Enterprise Edition as follows: $500,000 on May 23, 2005, $500,000 on July 1, 2005, and $250,000 upon each of July 29, 2005, August 12, 2005, August 26, 2005 and September 10, 2005 so long as we are in material compliance with such agreement;

•	the pricing terms for such licenses are the most favorable that Tarantella has offered as of the date of the Amendment to a reseller for comparable software and quantities during the previous 12 months;

•	the right to re-sell or otherwise put into use for commercial purposes such pre-paid licenses shall expire 21 months from the date of the Amendment; and

•	Sun Microsystems’ obligation to continue to purchase pre-paid licenses and to make payments to us will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

See “The Merger Agreement and the Voting Agreements—The Licensing Agreement.”

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes. See “The Merger—Accounting Treatment.”

Regulatory Matters

No filings are expected to be required to be made with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The merger will be subject to review by the governmental authorities of Germany and may be subject to review by authorities in various other jurisdictions under the antitrust laws of those jurisdictions. See “The Merger—Regulatory Matters.”

Dissenters’ Rights

Our shareholders who do not vote in favor of the merger will have 30 days from the date they are notified by us that the merger has been approved by our shareholders to exercise their dissenters’ rights with respect to the merger. Shareholders who validly exercise statutory dissenters’ rights to receive the fair market value of their shares in cash pursuant to applicable provisions of California corporate law will not have the right to receive that portion of consideration otherwise payable with respect to such shares after the effective time, but will instead be entitled to such statutory dissenters’ rights. A shareholder who does not timely perfect his or her dissenters’ rights will be deemed to have had his or her shares converted into the right to receive that portion of the consideration otherwise payable with respect to such shares after the effective time. See “The Merger—Dissenters’ Rights.”

Market Price and Dividend Data

Effective as of the opening of business on October 21, 2003, our common stock was de-listed from the Nasdaq Stock Market. Our common stock is now quoted on the OTC Bulletin Board under the symbol “TTLA.OB.” The following sets forth the high and low bid prices for each quarter during our last two fiscal years.

	Tarantella’s Common Stock
	Low	High
FISCAL YEAR ENDED SEPTEMBER 30, 2003
First quarter	$0.65	$1.80
Second quarter	0.70	1.15
Third quarter	0.80	2.75
Fourth quarter	0.90	2.30
FISCAL YEAR ENDED SEPTEMBER 30, 2004
First quarter	$0.75	$1.80
Second quarter	1.50	2.65
Third quarter	1.30	2.78
Fourth quarter	0.74	1.92
FISCAL YEAR ENDING SEPTEMBER 30, 2005
First quarter	$1.12	$2.00
Second quarter	1.15	1.83
Third quarter (through June 9, 2005)	0.38	1.31

The following table sets forth the closing per share sales price of our common stock, as reported on the OTC Bulletin Board on May 9, 2005, the last full trading day before the public announcement of the proposed merger, and on June 9, 2005, the latest practicable trading day before the printing of this proxy statement:

Tarantella’s Common Stock Closing Price
May 9, 2005	$0.83
June 9, 2005	$0.88

We have never declared or paid cash dividends on our common stock. Our current policy is to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Following the merger there will be no further market for our common stock.

The Special Meeting

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010 at 10:00 A.M., local time, on July 6, 2005.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to adopt the merger agreement and approve the principal terms of the merger. Our board of directors has unanimously approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, has unanimously declared that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement and unanimously recommends that our shareholders vote FOR the adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on June 8, 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 27,994,937 shares of our common stock were issued and outstanding and held by approximately 493 holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and approve the principal terms of the merger.

Votes Required

The adoption of the merger agreement and the principal terms of the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date. If a Tarantella shareholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement and approval of the principal terms of the merger.

Voting by Tarantella’s Directors and Executive Officers

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote 1,342,143 shares of our common stock, which represented approximately 4.8% of the shares of our common stock outstanding on that date.

Simultaneously with the execution and delivery of the merger agreement, all of our executive officers and directors entered into voting agreements with Sun Microsystems. On June 8, 2005, these shareholders together owned and were entitled to vote 1,342,143 shares of our common stock, or approximately 4.8% of the outstanding shares of our common stock on that date.

The shareholders signing the voting agreements agreed, among other things, to vote their shares of our common stock in favor of the adoption of the merger agreement and in favor of the merger and its principal terms and in favor of actions contemplated by the merger agreement and this proxy statement at any meeting of our shareholders at which such matters are considered and at every adjournment or postponement thereof. The shareholders signing the voting agreements also agreed to vote against any acquisition proposal or material change in the capitalization or corporate structure of us or our subsidiaries, or any other action that is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any transactions contemplated by the merger agreement in any material respect. The shareholders signing the voting agreements granted a proxy and power of attorney with respect to any of our shares that they owned with respect to such matters to certain officers of Sun Microsystems.

Restrictions on Transfer and Other Voting Arrangements. The shareholders party to the voting agreements have agreed not to assign, sell, transfer, tender, pledge, hypothecate, give, place in trust, constructively sell or otherwise dispose of any of our shares subject to the voting agreement prior to the earlier of the effective time of the merger or the time the merger agreement is terminated pursuant to its terms. In addition, the shareholders have agreed not to deposit any shares or options in a voting trust or grant any proxy or enter into any voting agreement in contravention of his or her obligations under the Voting Agreements.

Termination. The voting agreements provide that they will terminate upon the earlier of the effective time of the merger and the time the merger agreement is terminated pursuant to its terms.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the merger agreement and the approval of the merger.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement and approval of the merger, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a Tarantella shareholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement and the approval of the merger. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement and the approval of the merger.

The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement and approve the principal terms of the merger will be voted in favor of any such adjournment or postponement.

We do not expect that any matter other than the proposal to adopt the merger agreement and approve the principal terms of the merger will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the shareholders.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person at the special meeting. A shareholder may revoke a proxy at any time prior to its exercise by:

•	filing with the Secretary of Tarantella a duly executed revocation of proxy;

•	submitting a duly executed proxy to the Secretary of Tarantella bearing a later date; or

•	appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. We have retained Morrow & Co. to aid in the solicitation of proxies and to verify records relating to the solicitation. Morrow & Co. will receive customary fees of approximately $4,500 and expense reimbursement for these services. We estimate that approximately 15 employees of Morrow & Co. will be involved in the solicitation of proxies on our behalf. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. Also, proxies may be solicited by our directors, officers and regular employees, without additional compensation, personally or by telephone or by facsimile. You should send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Shareholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our shareholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the shareholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

The Companies

Tarantella

Tarantella was incorporated under the name The Santa Cruz Operation, Inc. (“SCO”) in California in 1979. On May 4, 2001, SCO completed the sale of its Server Software and Professional Services Divisions to Caldera Systems, Inc., retaining the Tarantella Division. Upon the completion of the sale, SCO changed its corporate name to Tarantella, Inc.

Tarantella is a provider of Internet infrastructure software that enables web-based access to enterprise applications from virtually any client device, including personal computers, Apple Macintosh computers, network terminals known as “thin clients” and handheld devices, such as personal digital assistants. The Tarantella Secure Global Desktop Enterprise Edition solution instantly provides managed and secure web access to enterprise mainframe, Windows, AS/400, Linux and UNIX applications. It leverages existing information technology assets to provide cost savings, improved productivity and the flexibility to accommodate the rapid changes in today’s organizations.

We are headquartered in Santa Cruz, California, operate development centers in the United States, the United Kingdom and India, and have sales presence in the U.S., U.K., Germany, the Netherlands, Canada, Brazil, France, Spain and Italy. We maintain exclusive distribution relationships in Japan as well as distribution and agent relationships in China, and Northern and Southeast Asia. In total, our products are available through resellers in more than 30 countries.

Our principal executive offices are located at 425 Encinal Street, Santa Cruz, California 95060, and our telephone number is (831) 427-7222. On June 20, 2005, we are moving our principal executive offices to 100 Albright Way, Suite D, Los Gatos, California 95032 and our telephone number will be 408-341-7400. Additional information regarding us is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Sun Microsystems

Sun Microsystems, a Delaware corporation, provides network computing infrastructure solutions that comprise computer systems (hardware and software), network storage systems (hardware and software), support services and professional and knowledge services. Sun Microsystems’ principal executive offices are located at 4150 Network Circle, Santa Clara, California 95054 and its telephone number is (650) 960-1300. Additional information regarding Sun Microsystems is contained in Sun Microsystems’ filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Sun Microsystems Merger Subsidiary

Cha Cha Acquisition Corporation is a California corporation and a wholly owned subsidiary of Sun Microsystems. Cha Cha Acquisition Corporation was organized solely for the purpose of entering into the merger agreement with Tarantella and completing the merger and has not conducted any business operations.

The Merger

The following discussion summarizes the material terms of the merger. Shareholders should read the merger agreement and the voting agreement, which are attached as Annexes A and B to this proxy statement.

Background to the Merger

In the course of evaluating the direction of our business, our management and board of directors have periodically considered various strategic alternatives to enhance our markets and customer opportunities, including possible acquisitions of complementary businesses, commercial partnering arrangements and strategic combinations with other companies.

Our board of directors consists of Alok Mohan, our Chairman of the Board, Francis E. Wilde, our President and Chief Executive Officer, Douglas Michels, our former Chief Executive Officer and consultant, and four non-employee directors.

On March 11, 2004, we entered into an agreement with Sun Microsystems, requiring the two companies to preserve the confidentiality of business information shared in connection with certain discussions. Later that month, Mr. Wilde met with a representative of Sun Microsystems to begin a major accounts program which would enable Sun Microsystems to adopt Tarantella products for OEM sales. Mr. Wilde and Theresa Murdock, our Director, Strategic Alliances, then attended the annual Sun Microsystems partner event in late April and met with William Cook, Vice President of U.S. Sales of Sun Microsystems. At that meeting, Mr. Wilde and Ms. Murdock discussed the possibility of an acquisition of Tarantella by Sun Microsystems.

In early May 2004, Mr. Wilde met with representatives of Sun Microsystems to further discuss Sun Microsystems’ interest in entering into an OEM agreement or other relationship with Tarantella. In the ensuing weeks, the companies had further discussions concerning an OEM relationship.

In the summer of 2004, Mr. Wilde contacted Page Mill Partners as a financial adviser for assistance in a review of possible acquisition opportunities as well as strategic alliance and partnering transactions. We entered into an engagement letter with Page Mill Partners dated as of August 26, 2004, for the purpose of securing Page Mill Partners’ advice regarding a possible business combination or sale of our business. The services initially provided by Page Mill Partners in August 2004 consisted principally of analyzing our business and markets, and, consistent with the stated interest of our board of directors, working with us to identify strategic partnering alternatives as well as possible acquisition candidates. Our financial adviser’s activities on our behalf in the fall of 2004 included informal inquiries of a number of potential merger partners to gauge their interest in a possible combination transaction with us. None of these inquiries resulted in any meaningful indication of interest from the contacted parties.

At the end of October 2004, Jon Williams, Director, Corporate Development, of Sun Microsystems, informed Mr. Wilde that Sun Microsystems might be interested in acquiring Tarantella. Shortly thereafter, the parties discussed possible strategies for integrating their product lines and Sun Microsystems conducted customer reviews of our installations. During the next few months, no discussions were held regarding a possible acquisition by Sun Microsystems.

On January 13, 2005, Brian Sutphin, Executive Vice President, Corporate Development, of Sun Microsystems, contacted Mr. Wilde to inform him that Sun Microsystems wished to discuss a possible acquisition of Tarantella. Later in January 2005, Mr. Wilde and other members of management engaged in a series of telephone calls and meetings with members of our board of directors to discuss Sun Microsystems’ expression of interest. During this period, Mr. Wilde and other members of management also engaged in discussions with representatives of Page Mill Partners regarding Sun Microsystems’ expression of interest. Formal informational updates of communications with Sun Microsystems’ representatives by our management were presented to our board of directors on January 20,

2005. The information presented at these meetings also included summaries by management of contacts conducted by our financial adviser with other potential merger partners.

Over the course of the ensuing several weeks, at the direction of our board of directors, Page Mill Partners continued to make informal inquiry of a number of prospective merger partners on our behalf, including renewed contacts with companies previously contacted by Page Mill Partners in the fall. None of these contacts resulted in any meaningful interest in acquiring our company. Mr. Wilde and John M. Greeley, our Vice President and Chief Financial Officer, also retained O’Melveny & Myers LLP to provide advice to Tarantella and its board of directors regarding the possible transaction with Sun Microsystems and the duties of the board of directors in connection with a possible acquisition transaction.

On February 1, 2005, we entered into an agreement with Roth Capital Partners, LLC to engage them for purposes of rendering an opinion as to the fairness from a financial point of view of any consideration to be paid to our shareholders in a change of control transaction.

Mr. Wilde and Brian Moriarty, Vice President of Business Affairs of Sun Microsystems, held a series of meetings between February 4 and February 8, 2005 to outline the set of circumstances surrounding an acquisition proposal by Sun Microsystems. On February 8, Sun Microsystems began discussing principal terms of a possible transaction with us through its counsel, Wilson, Sonsini, Goodrich & Rosati, and with Page Mill Partners and O’Melveny & Myers LLP.

On February 9, our board of directors convened in Santa Cruz, California with all members present. Mr. Greeley and Daniel M. Jochnowitz, our Acting General Counsel and Secretary, also attended. Mr. Wilde provided our board of directors with background on our discussions with Sun Microsystems and Sun Microsystems’ interest in acquiring us. Mr. Wilde also presented a summary of the key terms of the possible transaction discussed with Sun Microsystems. The board of directors engaged in a detailed discussion of those matters, and Mr. Wilde described the various other potential acquirors and the status of discussions with them. Mr. Wilde also identified various alternatives to a transaction with Sun Microsystems. After several hours of discussion, our board of directors decided that it was in the best interest of Tarantella’s shareholders to negotiate on an exclusive basis with Sun Microsystems and authorized our officers to negotiate a merger agreement, a voting agreement and any other agreements as necessary.

On February 10, Mr. Wilde called Mr. Moriarty to advise him that Tarantella was prepared to execute an agreement providing that Tarantella would negotiate on an exclusive basis with Sun Microsystems concerning a change of control transaction for a limited period of time and had authorized Sun Microsystems to begin a due diligence review of our business. We executed an agreement to negotiate exclusively with Sun Microsystems on February 11, 2005.

Beginning on February 18, 2005 and continuing through the beginning of March, representatives of Sun Microsystems conducted a due diligence review of our business and operations, including meetings and discussions between representatives of Sun Microsystems and members of our senior management and other selected employees, as well as a comprehensive document review. The meetings and discussions with our senior management and employees and related document review were intended to provide the representatives of Sun Microsystems with an understanding of the operational, financial, employee and legal aspects of our business.

On February 18, 2005, we received a draft merger agreement from Sun Microsystems’ legal counsel, Wilson, Sonsini, Goodrich & Rosati, and instructed our legal counsel, O’Melveny & Myers LLP, to begin reviewing and discussing the terms of the draft agreement with Sun Microsystems’ counsel. Our legal counsel communicated from time to time with Sun Microsystems’ legal counsel from February 19, 2005 until March 14, 2005 for the purpose of negotiating terms of the draft merger agreement and discussing related acquisition matters. During this period, representatives of Sun Microsystems continued to engage in a due diligence review of our company and its business.

During most of February and March, our management, consisting principally of Mr. Wilde, Mr. Greeley, Stephen Bannerman, our Chief Marketing Officer, and E. Joseph Vitetta, our Vice President, Corporate Development, and Managing Director of EMEA, and Sun Microsystems’ representatives engaged in regular telephone discussions. These discussions focused on the status of outstanding business issues relating to our operations and time schedules for resolution of these matters.

On the morning of March 2, 2005, our board of directors, with all members and our financial adviser and legal counsel present, convened by telephone conference call. Mr. Wilde updated our board of directors on the progress in negotiations with Sun Microsystems, noting that several key terms, including price, had not yet been determined. Mr. Wilde also noted that none of the other possible acquirors that had previously engaged in discussions with us had expressed any interest in entering into an agreement with us. Mr. Wilde described the role of Roth Capital Partners, LLC in rendering an opinion to the Board and described Roth Capital Partners, LLC’s experience with us and our industry. Representatives of Roth Capital Partners, LLC addressed questions from our directors about the process of preparing their fairness opinion and their methodologies. Our legal counsel reviewed the proposed transaction structure and the status of negotiations, including a discussion of the voting agreements and treatment of options that had been issued.

On the morning on Friday, March 11, 2005, our board of directors, with all members (other than Gilbert P. Williamson) and our financial adviser and legal counsel present, convened by telephone conference call to discuss the business meetings and the discussions between our management and business representatives of Sun Microsystems up to March 11, 2005. Mr. Wilde reviewed the discussions that had been held with Sun Microsystems regarding price. Representatives of Roth Capital Partners, LLC reviewed with our board the methodology for evaluating the fairness of the price that Sun Microsystems might offer if an agreement on price was achieved, and our legal counsel presented a detailed review of the draft merger agreement and reviewed the terms and conditions of the agreement, including remaining terms yet to be resolved. In the context of summarizing the provisions of the agreement, counsel also reviewed with the board members their fiduciary duties in connection with the proposed transaction. No conclusions or resolutions were reached by the board at this meeting. Mr. Wilde subsequently called Mr. Williamson to brief him on the matters discussed at the March 11, 2005 meeting.

Later that day, members of our executive management, as well as other senior management members, met with management representatives of Sun Microsystems in Santa Clara, California. This meeting addressed a broad range of business and operational matters. Representatives of Sun Microsystems also continued their due diligence review.

On March 14, 2005, Mr. Moriarty telephoned Mr. Wilde to inform him that Sun Microsystems had decided not to proceed with the transaction for a variety of reasons. In the ensuing days, Mr. Wilde discussed Sun Microsystems’ decision with Mr. Moriarty. Tarantella attempted to address the issues raised by Sun Microsystems.

In April, we began discussions with Sun Microsystems on a development agreement that would enable Sun Microsystems to commercialize our technology. We agreed to continue discussions on such a development agreement on April 7, 2005 in a meeting with Alan Brenner, Vice President, and other representatives of Sun Microsystems.

On May 4, 2005, Mr. Moriarty contacted Mr. Wilde to inform him that Sun Microsystems wanted to restart discussions concerning a merger with Tarantella instead of entering into a development agreement. On May 4 and May 5, Mr. Wilde held numerous discussions with board members, including Mr. Mohan, Mr. Ryan and Mr. Michaels, and our financial advisers. Mr. Wilde requested Page Mill Partners contact Mr. Moriarty to renew discussions regarding Tarantella’s valuation and to also solicit interest from other possible acquirors.

On the afternoon of Friday, May 6, 2005, Messrs. Wilde, Greeley and Vitetta along with Tarantella’s legal advisers from O’Melveny & Myers LLP met with Mr. Moriarty and others from Sun Microsystems and its legal representatives from Wilson Sonsini Goodrich & Rosati at the headquarters of Sun Microsystems in Santa Clara to discuss the draft of the merger agreement from the discussions in March 2005. Both parties spent the weekend preparing and negotiating the merger agreement and the schedules to be attached to the merger agreement.

On the morning of May 9, 2005, following continued negotiations of the draft merger agreement between representatives of the two companies, our board of directors, with all members and our financial adviser and legal counsel present, convened by telephone conference call. During this meeting, counsel noted that all major issues under the merger agreement had been resolved subject to board approval and reviewed the proposed terms of the merger agreement and the fiduciary duties of the board of directors with respect to the merger. After discussion, our financial adviser delivered to our board their oral opinion, subsequently confirmed in writing, that, as of such date, the purchase price of $0.90 per share in cash consideration to be received by holders of our common stock, pursuant to the merger agreement, was fair from a financial point of view to the holders of our common stock. Our board of directors, with all members present and voting, then unanimously adopted resolutions approving the merger agreement, authorizing the transaction and recommending that our shareholders adopt and approve the merger agreement and approve the principal terms of the merger.

The merger agreement and related agreements for the acquisition were finalized and executed by the parties during the evening of May 9, 2005, and we and Sun Microsystems publicly announced the signing of a definitive agreement early in the morning of May 10, 2005.

Reasons For The Merger And Recommendation By The Board Of Directors

Reasons for the Merger. In the course of reaching its decision to approve the merger and the merger agreement, our board of directors consulted with our senior management, financial adviser and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the value of the consideration to be received by our shareholders in the merger and the opportunity the merger presents to secure a premium for our shareholders over the recent market price of our common stock;

•	our business and financial prospects if we were to remain an independent company; the relative size of Tarantella and its competitors; the continued consolidation of the software industry and our increasing dependence on a limited number of software providers for our service offerings; risks of personnel retention; and the business challenges of maintaining momentum in our customer markets;

•	an assessment of activities by our management to achieve profitability in future periods, including the results of our focus on increasing our revenue levels and managing our operating expenses;

•	the rate of development and maturation of the enterprise application service provider market, the challenges of improving customer acceptance of our products and services in this market, and our ability to acquire or license third party software applications, hardware and networking and data center services at a reasonable cost to us;

•	the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity as discussed above), the possible risks and benefits to our shareholders of such alternatives and the timing and the likelihood of accomplishing any of these alternatives;

•	our ability to raise additional equity or debt financing to augment our levels of working capital;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock;

•	our financial condition, cash position, historical results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives; and

•	other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the fact that the $0.90 per share to be paid as the consideration in the merger represents a premium of approximately 8.5% over the average closing sales price for our common stock on the OTC Bulletin Board during the 30 trading days prior to and including May 6, 2005, and a premium of approximately 17.6% over the $0.765 closing sale price for our common stock on the OTC Bulletin Board on May 6, 2005, the last trading day prior to the board’s approval of the merger agreement;

•	the financial analyses reviewed with our board by Roth Capital Partners, LLC on May 9, 2005 and the oral opinion of Roth Capital Partners, LLC delivered on May 9, 2005 to our board of directors, subsequently confirmed by delivery of a written opinion dated May 9, 2005, to the effect that, as of the date of the written opinion and based upon and subject to the various considerations set forth in that written opinion, the $0.90 per share cash consideration to be received by holders of our common stock pursuant to the merger agreement, is fair from a financial point of view to those holders of our common stock (the full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Roth Capital Partners, LLC in connection with the opinion, is attached as Annex C to the proxy statement);

•	management’s and our board of directors’ assessment that the merger with Sun Microsystems presented a superior opportunity to the possible alternatives to the merger (including the possibility of our company continuing to operate as an independent entity);

•	the number of prospective merger partners contacted by us or our financial adviser, and the failure of those partners so contacted to express any meaningful interest in pursuing an acquisition opportunity of our company in which the expression of interest in each instance was considered by our board of directors and determined not to merit further evaluation;

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Sun Microsystems;

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that pursuant to the merger agreement, we are not prohibited from responding in the manner provided in the merger agreement to certain takeover proposals (as described below in “The Merger Agreement and the Voting Agreement—The Merger Agreement—No Solicitation”) that our board of directors determines in good faith constitute or are reasonably likely to lead to superior proposals, and we may terminate the merger agreement under certain circumstances to enter into an acquisition agreement with a third party making a superior proposal (as described below in “The Merger Agreement and the Voting Agreement—The Merger Agreement—Termination”).

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on our business;

•	the possibility that the merger will not be completed, particularly if certain conditions are not satisfied, and the potential negative effect of public announcement of that event on our sales, operating results and stock price and our ability to retain key management and personnel;

•	the fact that our shareholders would not benefit from any future increase in our value;

•	the conditions to Sun Microsystems’ obligation to complete the merger, in particular, the requirement of obtaining certain third party consents and contract modifications, and the right of Sun Microsystems to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as shareholders of Tarantella generally as described in “The Merger—Interests of Tarantella’s Directors and Management in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisers.

Board of Directors Recommendation. After careful consideration, our board of directors has unanimously approved and unanimously declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, has unanimously declared that it is in the best interests of our shareholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement and unanimously recommends that our shareholders vote FOR the adoption and approval of the merger agreement and approval of the principal terms of the merger.

Opinion of Tarantella’s Financial Adviser

We retained Roth Capital Partners, LLC (“Roth”) to act as our financial adviser in connection with the merger. In connection with Roth’s engagement, it evaluated the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock. On May 9, 2005, our board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Roth reviewed with our board of directors certain financial analyses, as described below, and rendered its oral opinion to our board of directors, subsequently confirmed in writing, that as of the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by holders of our common stock was fair from a financial point of view to those holders of common stock.

The full text of Roth’s opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the scope of the review undertaken by Roth in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety. You are urged to, and should, read the Roth opinion carefully and in its entirety. The Roth opinion addresses only the fairness, from a financial point of view, of the consideration to be received by our shareholders in the merger as of the date of its opinion. The fairness opinion was provided solely for the information of our board of directors, and may not be relied upon by any other person, used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Roth’s prior written consent. The summary of the Roth opinion in this proxy statement is qualified in its entirety by reference to the full text of the Roth opinion.

Pursuant to an engagement letter dated February 1, 2005, we engaged Roth to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid to our shareholders. Roth has provided certain investment banking and other services to us from time to time, including acting as a placement agent in a private placement transaction pursuant to which we sold common stock and warrants resulting in gross proceeds of approximately $16,350,000 on February 23, 2004. In connection with the proposed merger, Roth is not entitled to any fees which are contingent upon consummation of the proposed merger, but received a fee of $150,000 for delivery of its written opinion. In addition, the engagement letter provides that we will reimburse Roth for reasonable out-of-pocket expenses and indemnify it against certain liabilities arising out of its engagement. Roth is engaged by us to provide other advisory services which, if completed, may result in additional fees. In the ordinary course of Roth’s business, it may actively trade in our equity securities for its own account and for the accounts of its customers, and accordingly, may at any time hold a long or short position in our securities.

In arriving at its opinion, Roth, among other things,

•	reviewed certain documents provided to it with respect to the proposed merger with Sun Microsystems, including a draft of the merger agreement dated as of March 11, 2005;

•	reviewed certain information, including historical and forecasted financial data, operational and business information relating to our earnings, cash flow, assets, capital structure and prospects;

•	reviewed our historical annual reports on Form 10-K and related financial information;

•	conducted discussions of our past and current business operations and future prospects with our senior management, and reviewed financial projections prepared by our management;

•	reviewed, to the extent publicly available, financial terms of certain mergers and acquisitions involving companies operating in industries that it deemed to be similar to the industry in which we operate;

•	reviewed, to the extent publicly available, certain valuation and other financial information on select public companies deemed comparable to us;

•	reviewed certain premiums paid in sale transactions deemed to be similar to our proposed merger with Sun Microsystems;

•	reviewed the historical market prices and trading activity, to the extent publicly available, of our common stock; and

•	performed, based on projected financial and planning data provided to Roth by our senior management, a capitalization of earnings and discounted cash flow analysis with respect to us.

In connection with its review, Roth, with our consent, assumed and relied upon the accuracy and completeness of all financial and other information discussed with or provided to it by us or Sun Microsystems, or which is publicly available. Roth did not undertake any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, such information. Roth further relied on the assurances of our management that it was not aware of any facts that would make any of the information reviewed by Roth inaccurate, incomplete or misleading in any respect.

With respect to forecasts regarding our future operating results that were provided to Roth, it assumed, without independent verification or investigation, that such forecasts were prepared on bases reflecting the best currently available information, estimates and judgments of our management and that the assumptions underlying such forecasts are reasonable. Roth was not engaged to assess the achievability of any projections or assumptions on which those forecasts were made, and it expresses no view as to those projections and assumptions. In addition, Roth did not assume any responsibility for any independent valuation or appraisal of our assets or liabilities, nor was it furnished with any such valuation or appraisal.

We have informed Roth, and it has assumed, that the proposed merger will be consummated in accordance with the terms set forth in the merger agreement which it reviewed and in compliance with the applicable provisions of the Securities Act, the Securities Exchange Act and all other applicable federal, state and local statutes, rules, regulations and ordinances.

Roth has assumed that the representations and warranties of each party in the draft of the merger agreement are true and correct, that each party will perform all covenants and agreements required to be performed by it under such agreement and that all conditions to the consummation of the proposed merger with Sun Microsystems will be satisfied without any waivers. Roth has further assumed that the final form of the merger agreement would be the same in all material respects (other than price) to the draft of the merger agreement dated as of March 11, 2005. In addition, Roth assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the proposed merger with Sun Microsystems.

Roth was not requested to consider, and its opinion does not in any manner address, the relative merits of the proposed merger as compared to any alternative business strategies that might exist for us or the effects of any other transaction in which we might engage. Roth’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it on or prior to, May 9, 2005. Although subsequent developments may affect its opinion, Roth does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

In furnishing its opinion, Roth does not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act and the rules and regulations thereunder, nor does it admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Roth did not attempt to combine the analyses described below into one composite valuation range, nor did Roth assign any quantitative weight to any of the analyses or the other factors considered. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Roth did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor in light of one another. Accordingly, Roth has stated that it believes that its analyses must be considered as a whole and that considering any portion of its analyses, without considering all of the analyses, could create a misleading or incomplete view of the process underlying its opinion.

The following summaries of Roth’s financial analyses present some information in tabular format. However, the tables do not constitute a complete description of the financial analyses. In order to fully understand the financial analyses used by Roth, the tables must be read together with the related summary text and considered together as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Roth’s opinion.

In connection with preparation and delivery of its opinion, Roth noted the sale process as well as performed five financial analyses, each of which resulted in an implied per share value range for Tarantella’s common stock as shown in the following table:

	Implied Valuation Range Per Share
Type of Analysis	High	Low	Range
Comparable Public Company Analysis	$1.25	$0.63	$0.63
Comparable Transactions Analysis	$1.24	$0.63	$0.61
Capitalization of Earnings Analysis	$0.82	$0.70	$0.12
Takeover Premium Analysis	$1.54	$1.01	$0.53
52-Week Trading Range/Historical Share Price Analysis	$2.25	$0.38	$1.87

Each of Roth’s five material analyses is summarized below.

Comparable Public Company Analysis. This analysis is designed to derive a value range, at a given point in time, by a relative comparison of the stock trading price of publicly traded companies deemed similar to Tarantella. For purposes of making this comparison, Roth selected the following companies:

•	Actuate Corp.

•	BMC Software, Inc.

•	Citrix Systems, Inc.

•	Datawatch Corp.

•	Embarcadero Technologies, Inc.

•	Ilog SA

•	Netiq Corp.

•	Pegasystems, Inc.

•	Unify Corp.

These companies were selected based upon, among other things, the following main criteria: type of business, size, growth, and profitability. Roth’s qualitative and quantitative assessment of Tarantella and the comparable companies includes historical financial performance, expected future performance and other investment considerations such as size and specific business risks. Roth calculated the enterprise value relative to trailing twelve months (TTM) and forecasted 2005 sales for each comparable public company. “Enterprise Value” is calculated as the sum of the value of the common equity on a fully diluted basis and the market value of any debt less cash, plus any minority interest and preferred stock. Roth assumed that a reasonable range of multiples to apply to Tarantella’s TTM and 2005 forecasted sales equaled the comparable public companies mean multiples for each of these periods, plus or minus one-half the standard deviation. Roth’s comparable public company analysis produced the following implied valuation ranges:

	Financial Data	Market Multiples		Range of Enterprise Values
	Sales	High	Low	High	Low
TTM 3/31/05	$12,561	2.3x	1.0x	$28,303	$12,829
FYE 9/30/05	$18,250	2.1x	1.0x	$38,663	$18,112

	Range of Equity Values[1]		Range of Per Share Values
	High	Low	High	Low
TTM 3/31/05	$30,336	$14,862	$1.08	$0.53
FYE 9/30/05	$40,696	$20,145	$1.42	$0.72

Implied Valuation Range			$1.25	$0.63

[1]=	Enterprise value plus cash, less debt as of 3/31/05

Roth noted that the merger consideration of $0.90 per share was within the implied valuation range per share of $1.25 and $0.63. Furthermore, Roth noted that none of the comparable public companies were identical to Tarantella and that, accordingly, any analysis of the comparable public companies involved complex considerations and judgments concerning differences in industry and individual company dynamics, financial and operating characteristics and various other factors that would necessarily affect the transaction multiples in the merger as compared to the multiples for the comparable companies.

Comparable Transactions Analysis. This analysis involves a review of the valuations reflected in acquisition transactions, whether through merger, stock purchase or asset purchase. Roth looked for completed transactions over the five year period ended May 6, 2005 where the target’s business was similar to that of Tarantella’s and was a domestic corporation. Furthermore, Roth only looked for those transactions where the targets’ TTM sales at the date of announcement were between $10 million and $110 million. Based on Roth’s search criteria, Roth selected the following 13 transactions:

Target	Acquiror	Date Effective
Daleen Technologies Inc	Daleen Holdings Inc	10-15-04
Novadigm Inc	Hewlett-Packard Co	4-2-04
Rogue Wave Software Inc	Quovadx Inc	12-19-03
Brio Software	Hyperion Solutions Corp	10-16-03
HTE Inc	SunGard Data Systems Inc	3-17-03
Cylink Corp	SafeNet Inc	2-6-03
Infinium Sofware Inc	SSA Global Technologies Inc	12-20-02
OTG Software Inc	Legato Systems Inc	5-14-02
Talarian Corp	TIBCO Software Inc	4-24-02
C-bridge Internet Solutions	Excelon Corp	9-20-01
Allaire Corp	Macromedia Inc	3-20-01
Continuos Software Corp	Telelogic AB	12-6-00
VIASOFT Inc	Allen Systems Group Inc	9-1-00

Roth then calculated the enterprise value for each target relative to its TTM sales at the announcement date and assumed that a reasonable range of multiples to apply to Tarantella’s TTM sales equals the comparable transactions mean enterprise value to TTM sales multiple, plus or minus one-half the standard deviation. Roth’s comparable transaction analysis produced the following implied valuation ranges:

	Financial Data	Market Multiples		Range of Enterprise Values
	Sales	High	Low	High	Low
TTM 3/31/05	$12,561	2.6x	1.2x	$33,256	$15,608

	Range of Equity Values[1]		Implied Valuation Range Per Share
	High	Low	High	Low
TTM 3/31/05	$35,289	$17,641	$1.24	$0.63

[1]=	Enterprise value plus cash, less debt as of 3/31/05

Roth noted that the merger consideration of $0.90 per share was within the implied valuation range per share of $1.24 and $0.63 calculated under the comparable transaction analysis. Furthermore, Roth noted that none of the comparable transactions were identical to the acquisition of Tarantella and that, accordingly, any analysis of the comparable transactions involved complex considerations and judgments concerning differences in industry and individual company dynamics, financial and operating characteristics and various other factors that would necessarily affect the transaction multiples in the merger as compared to the multiples for the comparable transactions.

Capitalization of Earnings Analysis. Management only provided Roth with two sets of condensed income statements for the fiscal year ending September 30, 2005, including a plan with revenues of $18.3 million and a net loss of $2.3 million and an “Upside Plan”, depicting Tarantella achieving revenues of $25.6 million and net income of $5.0 million for the fiscal year ending September 30, 2005. Generally, the Discounted Cash Flow Analysis is recognized to be the best method to use but usually requires at least five years of forecasted financial statements which include an income statement, balance sheet, and statement of cash flows. The Capitalization of Earnings or Cash Flows uses a single period’s historical normalized debt free net cash flows (“DFNCF”) and divides it by a capitalization rate which is a calculated discount rate, less an appropriate growth rate. Usually, historical earnings or DFNCF are either averaged or weighted for the five previous years in order to calculate a single period’s DFNCF to capitalize. Roth noted that Tarantella has not generated cash from operations since its fiscal year ended September 30, 1999. Therefore, Roth took a conservative approach and used our “Upside Plan” for the fiscal year ending September 30, 2005 to derive a single period’s DFNCF. Since management did not provide Roth with a balance sheet or statement of cash flows for this period, Roth made certain assumptions about taxes, changes in working capital, and capital expenditures through discussions with management. As such, Roth calculated $3.8 million as DFNCF to capitalize. A capitalization rate of 18.9% was calculated based on an after-tax discount rate of 28.9%, derived from the select comparable public companies weighted-average cost of capital (“WACC”) and an appropriate size premium, less a 10% growth rate, to arrive at an estimated enterprise value of $19.8 million.

Roth also showed the relationship between the capitalization of earnings analysis and a discounted cash flow analysis. Had we provided Roth with forecasted DFNCF of $3.8 million for 2005 and grown that by ten percent over the next four years, they would have derived the same enterprise value of $19.8 million using the Discounted Cash Flow Analysis that they calculated under the Capitalization of Earnings Analysis which is shown below:

Discounted Cash Flow Analysis (Thousands)			For The Fiscal Years Ending September 30,					Terminal Year
			2005	2006	2007	2008	2009
Debt-Free Net Cash Flow (DFNCF)			$3,750	$4,125	$4,538	$4,991	$5,490	$5,490
DFNCF Growth Rate				10.0%	10.0%	10.0%	10.0%
Terminal Value (“TV”)								31,887
Discount Rate	28.9%
Present Value—DFNCF & TV			2,908	2,481	2,117	1,806	1,541	8,947
Perpetual Growth Rate	10.0%

Sum of Present Value of Cash Flows		$10,852
Plus: Present Value of Terminal Value		8,947

Tarantella Enterprise Value		$19,799

Roth performed a sensitivity analysis on the capitalization of earnings analysis by applying a various range of discount rates less growth rates to the estimated DFNCF for 2005. The growth estimates for DFNCF used ranged from 2.0% to 16.0%. Based on the foregoing ranges of DFNCF growth estimates and discount rates, the sensitivity analysis indicated a range of enterprise values as follows:

Discount Rate	Growth Rate
	2.0%	4.0%	6.0%	8.0%	10.0%	12.0%	14.0%	16.0%
22.0%	18,750	20,833	23,438	26,786	31,250	37,500	46,875	62,500
24.0%	17,045	18,750	20,833	23,438	26,786	31,250	37,500	46,875
26.0%	15,625	17,045	18,750	20,833	23,438	26,786	31,250	37,500
28.0%	14,423	15,625	17,045	18,750	20,833	23,438	26,786	31,250
30.0%	13,393	14,423	15,625	17,045	18,750	20,833	23,438	26,786
32.0%	12,500	13,393	14,423	15,625	17,045	18,750	20,833	23,438
34.0%	11,719	12,500	13,393	14,423	15,625	17,045	18,750	20,833
36.0%	11,029	11,719	12,500	13,393	14,423	15,625	17,045	18,750
38.0%	10,417	11,029	11,719	12,500	13,393	14,423	15,625	17,045

Roth shaded the enterprise values in the innermost quadrant of the sensitivity analysis and assumed a reasonable range of enterprise values for Tarantella equaled the mean multiple of these shaded enterprise values, plus or minus one-half the standard deviation. This produced a range of enterprise values and implied per share values for Tarantella’s common stock as shown below:

Range of Enterprise Values		Range of Equity Values[1]		Implied Valuation Range Per Share
High	Low	High	Low	High	Low
$20,994	$17,569	$23,027	$19,602	$0.82	$0.70

[1]=	Enterprise Value plus Company’s cash, less debt as of 3-31-05

Roth noted that the merger consideration of $0.90 per share was above the implied valuation range per share of $0.82 and $0.70 calculated under the capitalization of earnings analysis.

Takeover Premium Analysis. In this analysis, Roth compared the takeover premium over the market trading price of the Company’s common stock offered to stockholders in the merger to the premiums or discounts paid for the 13 targets Roth analyzed in the Comparable Transactions Analysis (“Takeover Premium Analysis 1”). Furthermore, Roth also looked at premiums and or discounts paid in the market as a whole over the last two years where 100% of the target was acquired and cash was the form of consideration. The latter analysis resulted in 194 transactions (“Takeover Premium Analysis 2”).

Roth calculated the mean of the premiums paid in both analyses and assumed that a reasonable market range of takeover premiums equaled the mean plus or minus one-half the standard deviation. Using this range, Roth derived implied minimum and maximum per share market values for Tarantella’s common stock. These two analyses are depicted in the following tables:

Takeover Premium Analysis[1] Date	Share Price[1]	Market Range of Premiums		Implied Equity Valuation Range
		High	Low	High	Low
1 Trading Day	$0.77	59.1%	15.3%	$1.22	$0.88
5 Trading Days	$0.43	72.8%	20.3%	$0.74	$0.52
30 Trading Days	$1.45	82.8%	30.2%	$2.65	$1.89

Implied Valuation Range				$1.54	$1.10

[1]	Assumes announcement of Merger on May 7, 2005

Takeover Premium Analysis[2] Date	Share Price[1]	Market Range of Premiums		Implied Equity Valuation Range
		High	Low	High	Low
1 Trading Day	$0.77	44.9%	10.9%	$1.11	$0.85
5 Trading Days	$0.43	47.8%	12.9%	$0.64	$0.49
30 Trading Days	$1.45	53.3%	17.1%	$2.22	$1.70

Implied Valuation Range				$1.32	$1.01

[1]	Assumes announcement of Merger on May 7, 2005

Roth noted that the merger consideration of $0.90 per share was below the implied valuation range per share of $1.54 and $1.01 calculated under the takeover premium analysis.

Historical Share Price Analysis. On May 6, 2005, the closing price of Tarantella’s common stock was $0.77 per share. Roth calculated the premium of the $0.90 cash consideration as compared to Tarantella’s closing price, as well as compared Tarantella’s share price during the 52-week period prior to the announcement of the merger as shown in the following table:

Common Stock, no par value Date Relative to May 7, 2005	Share Price	Consideration Premium/Discount
Merger Consideration	$0.90
Closing Price on May 6, 2005	$0.77	17.6%
20-Trading Days Prior	$1.04	-13.5%
60-Day Trading Average	$1.21	-25.8%
120-Day Trading Average	$1.37	-34.3%
Prior 52 Week Intraday High	$2.25	-60.0%
Prior 52 Week Intraday Low	$0.38	136.8%

Interests of Tarantella’s Directors and Management in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and certain of our officers and employees have interests in the merger that are different from, or in addition to, the interests of our shareholders.

These interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of our shareholders generally. Our board of directors was aware of, and considered the interests of, our directors, officers and employees in approving the merger agreement and the merger.

Change in Control Agreements with Our Directors. Pursuant to change of control agreements with directors Douglas Michels, Ninian Eadie, Bruce Lachman, Gilbert Williamson and Bruce Ryan entered into in February 2005, all stock options and restricted stock held by each of those directors will fully vest immediately prior to a change in control of Tarantella. A “change of control” is defined in the agreements to include, among other things, the occurrence of any person, directly or indirectly, becoming the beneficial owner of securities representing 50% or more of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors, or the merger or consolidation of us with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such merger or consolidation. Messrs. Michels, Eadie, Lachman, Williamson and Ryan each hold 388,349, 129,597, 89,200, 125,397 and 23,625 options, respectively, of which 68,891 in-the-money options held by Mr. Michels may be cashed out at the effective time for $31,450.95. Messrs. Eadie, Lachman, Williamson and Ryan do not hold any in-the-money options. Messrs. Michels, Lachman and Ryan each hold 16,447 shares of unvested restricted stock awarded in lieu of compensation that will fully vest as paid-in-full at the effective time and may be cashed out at that time for $14,802.30.

Amendments to a Change in Control Agreement with Francis E. Wilde. On February 11, 2005, we entered into an amendment to a change in control agreement with Mr. Wilde dated as of March 16, 2004. Pursuant to the amendment, if Mr. Wilde is involuntarily terminated in connection with a change in control, he is entitled to receive a termination payment. Under the terms of the merger agreement, however, all employees with benefits triggered in whole or in part by a change in control will be entitled to such benefits upon the closing regardless of any termination provisions in the agreements. Therefore, if there is a change in control as defined above for an amount equal to or less than $48 million, Mr. Wilde will be entitled to receive a payment equal to 12 times his total monthly compensation including targeted bonuses at 100% attainment. In addition, all stock options granted to Mr. Wilde will vest and become fully exercisable upon the closing of the merger. If that payment constitutes a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as

amended, and would result in all or a portion of the payment being subject to excise tax under the Internal Revenue Code, then Mr. Wilde would receive a lesser payment so that no portion of the payment would be subject to the excise tax. Mr. Wilde and his dependents will also be entitled to continue to be eligible to participate in health benefit plans on the same terms and conditions as in effect prior to the change in control for up to 12 months. Under the amendment, Mr. Wilde will be entitled to receive cash in the amount of $225,000 in addition to an estimated $15,600 for health care. Mr. Wilde holds 475,000 options, of which unvested options to purchase 394,375 shares will accelerate and vest in full at the effective time. None of those options are in-the-money.

Change in Control Agreements with John M. Greeley, Stephen Bannerman and E. Joseph Vitetta, Jr. On February 11, 2005, we entered into amendments to change in control agreements with each of Messrs. Greeley, Bannerman and Vitetta dated as of March 16, 2004. Pursuant to the agreements, if either Mr. Greeley, Mr. Bannerman or Mr. Vitetta, respectively, is involuntarily terminated in connection with a change in control, he is entitled to receive a termination payment. Under the terms of the merger agreement, however, all employees with benefits triggered in whole or in part by a change in control will be entitled to such benefits upon the closing regardless of any termination provisions in the agreements. Therefore, if there is a change in control as defined above for an amount equal to or less than $48 million, each of Messrs. Greeley, Bannerman and Vitetta will be entitled to receive a payment equal to 12 times his total monthly compensation including targeted bonuses at 100% attainment. In addition, all stock options granted to each of Messrs. Greeley, Bannerman and Vitetta will vest and become fully exercisable upon the closing of the merger. If that payment constitutes a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, and would result in all or a portion of the payment being subject to excise tax under the Internal Revenue Code, then each of Messrs. Greeley, Bannerman and Vitetta would receive a lesser payment so that no portion of the payment would be subject to the excise tax. Each of Messrs. Greeley, Bannerman and Vitetta and their dependents will also be entitled to continue to be eligible to participate in health benefit plans on the same terms and conditions as in effect prior to the change in control for up to 12 months. Under their respective agreements, Messrs. Greeley, Bannerman and Vitetta will be entitled to receive cash in the amounts of $300,000, $315,000 and $366,000, respectively, in addition to an estimated $15,600, $16,800, and $16,800, respectively, for health care. Messrs. Greeley, Bannerman and Vitetta hold 347,500, 145,000 and 222,500 options, respectively, of which unvested options to purchase 278,125, 118,500 and 186,250 shares, respectively, will accelerate and vest in full at the effective time. None of those options are in-the-money.

Change in Control Agreement with Alok Mohan. We entered into a change in control agreement with Mr. Mohan dated as of February 11, 2005. Under this agreement, if there is a change in control as defined above for an amount equal to or less than $48 million, Mr. Mohan’s change in control payment will be equal to the aggregate of (i) the target incentive payment contemplated under his 2005 Consulting Agreement on the basis of 100% attainment and (ii) one times the annual compensation contemplated under his 2005 Consulting Agreement in an amount of $90,000 payable in cash, as adjusted to reflect any amounts and stock (based on the original value of the stock on the date of grant) already earned under the 2005 Consulting Agreement to ensure that Mr. Mohan receives a payment equal to two full year’s annual compensation. In addition, all stock options and restricted stock granted to Mr. Mohan will vest and become fully exercisable immediately prior to the change in control. Under his change in control agreement, Mr. Mohan will receive approximately $150,000 in cash although the actual amount of cash compensation that Mr. Mohan will receive will depend on the amount of unearned restricted stock under his Consulting Agreement that was accelerated at the effective time. The value of this accelerated, unearned restricted stock (based on the original value of the stock on the date of grant) is deducted from the cash payable for the annual compensation component of $90,000. Mr. Mohan will also receive an estimated $20,400 for health care. Mr. Mohan holds 373,603 options and 75,658 shares of unvested restricted stock awards of which 16,447 shares relate to deferred director compensation and 59,211 shares relate to deferred consulting compensation. Mr. Mohan’s unvested options to purchase 142,750 shares will accelerate and vest in full at the effective time, of which 21,600 options are in-the-money and may be cashed out at the effective time for $9,720. The unvested restricted stock awards will fully vest as paid-in-full at the effective time and may be cashed out at that time for $68,092.20.

Change in Control Agreements with Certain Other Employees. Pursuant to change in control agreements with certain of our employees, each such employee will be eligible to receive any benefits triggered by a change in control of Tarantella upon the closing of the merger. All of our employees who are directors and non-executive officers are also entitled to certain change in control benefits. These benefits vary depending on title, but range from six to twelve months of severance based on current base salary plus target incentives on the basis of 100% attainment. In addition, these employees are entitled to certain payments in lieu of health care benefits for a period consistent with their severance payments. Any unvested options will also vest and become fully exercisable.

Indemnification and Insurance. The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger (and rights for advancement of expenses) now existing in favor of our current and former directors or officers as provided in our articles of incorporation or by-laws and any indemnification agreements between us and our directors and officers in effect immediately prior to the effective time of the merger will be assumed by the surviving corporation in the merger without any further action by Sun Microsystems, Cha Cha Acquisition Corporation or us. Sun Microsystems will and will cause the surviving corporation to fulfill and honor those obligations. The articles of incorporation and by-laws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to our current and former directors and officers as those presently in effect. The merger agreement further provides that for six years after the effective time of the merger, Sun Microsystems will use best efforts to cause the surviving corporation to maintain directors’ and officers’ liability insurance for events occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms comparable to those in effect on the date of the merger agreement. Sun Microsystems’ obligation to provide this insurance coverage is subject to a cap of 150% of the current annual premium paid by us for our existing insurance coverage. If Sun Microsystems cannot maintain the existing or equivalent insurance coverage without exceeding the 150% cap, Sun Microsystems is required to maintain as much insurance coverage as can be obtained by paying an annual premium equal to the 150% cap.

Stock Options. Under the merger agreement, at the effective time of the merger, each then outstanding employee stock option held by an employee who is continuing with Sun Microsystems, whether or not exercisable at the effective time of the merger and regardless of the exercise price, will be assumed by Sun Microsystems and will continue to have and be subject to the same terms and conditions set forth in the applicable option. However, each such outstanding employee stock option will be exercisable for that number of shares of Sun Microsystems’ common stock equal to the product of the number of shares of our common stock issuable upon exercise of such option multiplied by the option ratio, which is the ratio of the value of the per share merger consideration over the average of the closing prices for a share of Sun Microsystems’ common stock on the ten trading days prior to the closing date. The per share exercise price for the shares of Sun Microsystems’ common stock issuable upon exercise of the assumed employee stock options will be equal to the amount determined by dividing the exercise price per share of our common stock at which the option was exercisable immediately prior to the effective time of the merger by the option ratio. Prior to the effective time, each of our employee stock purchase plans will be terminated. Each employee stock option that is assumed by Sun Microsystems will be vested immediately after the effective time of the merger in a percentage amount equal to the percentage of shares vested prior to the effective time, except to the extent that the terms of the option provides for acceleration of vesting upon the effective time. See “The Merger—Effect on Awards Outstanding Under Tarantella’s Stock Plans.”

The 2003 Directors Stock Option Plan, which was originally adopted by our board of directors in March 1993 and approved by our shareholders in May 1993, provides that immediately prior to the occurrence of a change in control, as defined above, any options outstanding on the date such change in control is determined to have occurred that are not yet exercisable and vested on such date will become fully exercisable and vested. Under the change in control agreements discussed above, all stock options and restricted stock granted to our directors and executive officers will accelerate and vest in full immediately prior to a change in control of

Tarantella and they will receive cash representing the difference between $0.90 per share and the exercise price of their vested options in the amounts described above.

Employment Agreements. It is not currently anticipated that any of our current executive officers will be employed by Sun Microsystems after the merger is completed.

Dissenters’ Rights

The discussion of the provisions set forth below is not a complete summary regarding your dissenters’ rights under California law and is qualified in its entirety by reference to the text of the relevant provisions of California law, which are attached to this proxy statement as Annex D. Shareholders intending to exercise dissenters’ rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

Under Chapter 13 of the California General Corporation Law, certain holders of our stock may, by complying with the provisions of Chapter 13 and in lieu of receiving the cash consideration provided for in the merger, obtain cash for any shares that were not voted in favor of the merger at the fair market value of such shares. In general, a shareholder of a company electing to exercise dissenters’ rights must satisfy each of the following requirements set forth in Chapter 13: (i) the dissenting shareholder must not have voted in favor of the merger, (ii) the dissenting shareholder must make a written demand to have the company purchase the dissenting shares for cash at their fair market value, which demand must be received by the company not later than the date which is 30 days after the date of mailing of notice of the approval of the merger (voting against the merger does not constitute a demand), and (iii) the dissenting shareholder must submit the certificates representing the dissenting shares to the company at its principal office to be stamped or endorsed with a statement that the shares are dissenting shares.

A shareholder wishing to exercise dissenters’ rights must deliver to us a demand that satisfies the following requirements: (i) the demand must be made by the person who was the shareholder of record on the record date (or his or her duly authorized representative), and not by someone who is merely a beneficial owner of the shares and not by a shareholder who acquired the shares subsequent to the record date, (ii) the demand must state the number and class of shares held of record by such shareholder making the demand, and (iii) the demand must include a demand that we purchase the shares at what such shareholder claims to be the fair market value of the shares on the day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. A shareholder may take the position in the written demand that a different date is applicable. The shareholder’s statement of fair market value constitutes an offer by such dissenting shareholder to sell the dissenting shares to us at such price.

In addition, the following conditions should be complied with to ensure that the demand is properly executed and delivered: (i) the demand should be sent by registered or certified mail, return receipt requested, (ii) the demand should be accompanied by the certificates representing the dissenting shares, (iii) the demand should be signed by the shareholder of record (or his or her duly authorized representative) exactly as his or her name appears on the certificate(s) evidencing the dissenting shares (a demand for the purchase of shares owned jointly by more than one person should identify and be signed by all such holders), and (iv) any person signing a demand for purchase in any representative capacity (such as attorney-in-fact, executor, administrator, trustee or guardian) should indicate his or her title and, if we so request, furnish written proof of his or her capacity and authority to sign the demand.

A shareholder may not withdraw a demand for payment without our consent. For purposes of exercising dissenters’ rights with respect to the merger, a demand by a shareholder will not be effective for any purpose unless it is received by us (or our transfer agent) by the date that is 30 days after the date of mailing of notice of the approval of the merger.

If we and a dissenting shareholder agree that the shares so held are eligible for dissenters’ rights and agree upon the price of such shares, the dissenting shareholder is entitled to receive from us the agreed price, with interest thereon from the date of such agreement calculated at the legal rate. Any agreement fixing the fair market value of dissenting shares as between us and the holders thereof must be filed with our company secretary. Subject to certain provisions of Section 1303 and Section 1306 of the California General Corporation Law, payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or within 30 days after the statutory or contractual conditions to the merger are satisfied, whichever is later.

If we and a dissenting shareholder fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either the shareholder or any interested corporation may file a complaint for judicial resolution of the dispute in the California Superior Court of the proper county. The complaint must be filed within six months after the date on which the notice of approval of the merger was mailed to the shareholders. If a complaint is not filed within six months, the shares will lose their status as dissenting shares. Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares as dissenting shares is at issue, the court will first decide this issue. If the fair market value of the shares is in dispute, the court will determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable. If the appraised value exceeds the price offered by us, we must pay the costs. If the appraised value exceeds 125% of the price offered by us, such costs may include, at the court’s discretion, attorneys’ fees, fees of expert witnesses and interest calculated at the legal rate.

Written demands, notices or other communications which a shareholder wishes to send to us concerning the exercise of dissenters’ or appraisal rights should be addressed to Secretary, 100 Albright Way, Suite D, Los Gatos, California, 95032.

Failure by any Tarantella shareholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such shareholder’s appraisal rights. Those wishing to dissent should consult with their own legal counsel in connection with compliance under chapter 1300 of the California General Corporation Law.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with California law, at the effective time of the merger, Cha Cha Acquisition Corporation, a wholly owned subsidiary of Sun Microsystems and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned California subsidiary of Sun Microsystems.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Sun Microsystems, shares held by a subsidiary of Sun Microsystems or us, and shares held by shareholders who perfect their appraisal rights (as described in “The Merger—Dissenters’ Rights”), will be canceled and extinguished and automatically converted into the right to receive $0.90 in cash, without interest, upon surrender of the certificate representing such share(s) of our common stock. Treasury shares and shares held by Sun Microsystems or Cha Cha Acquisition Corporation will be canceled immediately prior to the effective time of the merger. The price of $0.90 per share was determined through arm’s-length negotiations between Sun Microsystems and us.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive $0.90 per share in cash, without interest, will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, EquiServe Trust Company, the paying agent, will send a letter of transmittal to each holder of a certificate which represented outstanding shares of Tarantella or warrants to purchase our common stock. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock or warrants to purchase our common stock. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock or a warrant to purchase our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, on behalf of Sun Microsystems, as promptly as practicable in accordance with the paying agent’s customary procedures, (i) $0.90 in cash for each share represented by the stock certificate, and (ii) an amount for each warrant equal to the product of the number of shares of our common stock issuable upon exercise of the warrant multiplied by the excess, if any, of the per share merger consideration over the per share exercise price in effect for the warrant. The stock certificates and warrants will then be cancelled.

Until surrendered, any outstanding stock certificates or warrants will be deemed from and after the effective time of the merger to evidence ownership of (i) cash equal to $0.90 per share in the case of shares represented by stock certificates, or (ii) the excess of $0.90 per share over the per share exercise price in effect for the warrants.

Effect on Awards Outstanding Under Tarantella’s Stock Plans

Stock Options. Under the merger agreement, at the effective time of the merger, each then outstanding employee stock option held by an employee who is continuing with Sun Microsystems, whether or not exercisable at the effective time of the merger and regardless of the exercise price, will be assumed by Sun Microsystems and will continue to have and be subject to the same terms and conditions set forth in the applicable option. However, each such outstanding employee stock option will be exercisable for that number of shares of Sun Microsystems’ common stock equal to the product of the number of shares of our common stock issuable upon exercise of such option multiplied by the option ratio, which is the ratio of the value of the per share merger consideration over the average of the closing prices for a share of Sun Microsystems’ common stock on the ten trading days prior to the closing date. The per share exercise price for the shares of Sun Microsystems’ common stock issuable upon exercise of the assumed employee stock options will be equal to the amount determined by dividing the exercise price per share of our common stock at which the option was exercisable immediately prior to the effective time of the merger by the option ratio. Each employee stock option that is assumed by Sun Microsystems will be vested immediately after the effective time of the merger in a percentage amount equal to the percentage of shares vested prior to the effective time, except to the extent that the terms of the option provides for acceleration of vesting upon the effective time.

Our directors, consultants, and employees who are not continuing with Sun Microsystems will receive cash representing the difference between $0.90 per share and the exercise price of their vested options.

As of June 8, 2005, 4,067,797 stock options are issued and outstanding.

Sun Microsystems has agreed to file with the Securities and Exchange Commission a registration statement on Form S-8 for the shares of Sun Microsystems’ common stock issuable with respect to assumed options of continuing employees to the extent Form S-8 is available within 60 days after the effective time of the merger.

Employee Stock Purchase Plans. Under the merger agreement, each of our employee stock purchase plans must be terminated prior to the effective time of the merger. The rights of the participants in each of our employee stock purchase plans with respect to any offering period underway will be determined by treating the last business day prior to, or if more administratively advisable, our last payroll date prior to the effective time of the merger, as the last day of such offering period but otherwise treating the shortened offering period as fully effective for all purposes under the plans.

Warrants

Following the effective time, under the merger agreement, all outstanding warrants to purchase our common stock will represent only the right, upon valid exercise thereof, if any, to receive the merger consideration payable upon shares of our common stock previously issuable upon exercise of such warrants. We have agreed to use commercially reasonable efforts to have all holders of our warrants to either fully exercise such warrants prior to the effective time or agree that the warrants will be terminated upon such time, provided that the holder of a warrant that has been terminated will be entitled to receive upon surrender of the certificate representing a warrant an amount equal to the product of the number of shares of our common stock issuable upon exercise of the warrant multiplied by the excess, if any, of the per share merger consideration over the per share exercise price in effect for the warrant.

Effective Time of the Merger

The merger will become effective upon the filing of an agreement of merger with accompanying officers’ certificates with the California Secretary of State or at such later time as is agreed upon by Sun Microsystems and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement, provided that the closing date will not occur on a date that is during the last 15 business days prior to the last business day of a fiscal quarter of Sun Microsystems.

Delisting and Deregistration of Tarantella’s Common Stock

If the merger is completed, our common stock will no longer be quoted on the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

This Section discusses the material United States federal income tax consequences of the merger to our shareholders whose shares of our common stock are surrendered in the merger in exchange for the right to receive cash consideration of $0.90 per share or who receive cash in respect of dissenting shares of our common stock. The discussion below applies only to our shareholders that hold our common stock as capital assets at the time of the merger, and the discussion may not apply to:

•	shareholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	investors in pass-through entities;

•	retirement plans and tax-exempt organizations;

•	shareholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or

•	shareholders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

The discussion below is based upon the United States federal income tax laws as in effect and interpreted as of the date of this proxy statement and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our shareholders.

The exchange of shares of our common stock for cash merger consideration in the merger or pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes. A holder of our common stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the shareholder pursuant to the merger or in respect of a dissenting share, as the case may be, and the shareholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be calculated separately for each block of shares exchanged in the merger or surrendered pursuant to the exercise of appraisal rights, as the case may be (i.e., shares acquired at the same cost in a single transaction). If at the time of the merger a non-corporate shareholder’s holding period for the shares of our common stock is more than one year, any gain recognized generally will be subject to United States federal income tax at a maximum rate of 15%. If the non-corporate shareholder’s holding period for the shares of common stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same graduated rates as ordinary income. The deductibility of capital losses is subject to limitations.

For corporations, capital gain is taxed at the same rate as ordinary income, and the use of capital losses is subject to limitations.

The cash consideration received by our non-corporate shareholders in the merger or in respect of a dissenting share of our common stock, as the case may be, may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the shareholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate shareholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder’s United States federal income tax liability and may entitle the shareholder to a refund, provided the shareholder furnishes specified required information to the Internal Revenue Service.

The foregoing does not purport to be a complete analysis of the potential tax consideration relating to the merger, and is not tax advice. Therefore, holders of our common stock are strongly urged to consult their tax advisers as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

Regulatory Matters

No filings are expected to be required to be made with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Both Sun Microsystems and we are required to file pre-merger notifications with the German Federal Cartel Office. We cannot complete the merger prior to clearance by the German Federal Cartel Office. While we expect to receive the regulatory approval from the German Federal Cartel Office, we cannot assure you that we will receive it in a timely manner or at all. If we fail to obtain such regulatory approval, neither Sun Microsystems nor we would be obligated to consummate the merger unless such condition is waived.

In addition, the merger may be subject to review by authorities in various other jurisdictions under the antitrust laws of those jurisdictions.

The Merger Agreement and the Voting Agreements

The following description summarizes the material provisions of the merger agreement and the voting agreements. Shareholders should read carefully the merger agreement and the form of voting agreement, which are attached as Annexes A and B to this proxy statement.

THE REPRESENTATIONS AND WARRANTIES GIVEN BY TARANTELLA IN THE MERGER AGREEMENT ARE NOT INTENDED TO BE FOR THE BENEFIT OF OUR SHAREHOLDERS BUT RATHER ARE SOLELY FOR THE BENEFIT OF SUN MICROSYSTEMS AND ITS WHOLLY-OWNED MERGER SUB TO BE USED IN THE MERGER. THESE REPRESENTATIONS AND WARRANTIES ARE SUBJECT TO CERTAIN QUALIFICATIONS AND EXCEPTIONS WHICH WERE SET FORTH IN A DISCLOSURE LETTER DELIVERED BY US TO SUN MICROSYSTEMS AT THE TIME OF SIGNING OF THE MERGER AGREEMENT. THE CONTENTS OF THIS DISCLOSURE LETTER ARE HIGHLY CONFIDENTIAL AND HAVE NOT BEEN ATTACHED TO OR SUMMARIZED IN THIS PROXY STATEMENT.

The Merger Agreement

Conditions to the Completion of the Merger. The parties’ obligations to effect the merger are subject to the satisfaction or waiver of various conditions, which include the following:

Sun Microsystems and we are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the merger agreement shall have been approved and adopted, and the merger shall have been duly approved, by the requisite vote under applicable law, by our shareholders;

•	no statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) shall have been issued by a governmental entity of competent jurisdiction which would have the effect of making the merger illegal or otherwise prevent consummation of the merger; and

•	if applicable, any U.S. antitrust approvals shall have been obtained and any other material foreign antitrust approval reasonably determined by Sun Microsystems to be required to be obtained prior to the merger shall have been obtained.

Sun Microsystems will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties shall be true and correct in all material respects as of the date of the merger agreement;

•	our representations and warranties shall be true and correct as of the closing date of the merger (except with respect to representations and warranties which address matters only as of a particular date which shall have been true and correct only on such date), except in each case or in the aggregate as does not constitute a material adverse effect on us at the closing date (but the representations and warranties relating to capital structure and information supplied in connection with this proxy statement shall be true and correct in all material respects);

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing of the merger;

•	no material adverse effect shall have occurred since the date of the merger agreement and be continuing (see “Material Adverse Effect” below);

•	we must have delivered to Sun Microsystems all necessary consents, waivers and approvals of parties to certain contracts or legally binding commitments to which we are a party, which include the consents of four parties who license software to us; and

•	we are required to either amend an agreement with one of our resellers or rightfully terminate such agreement. On May 18, 2005, we provided a written notice of termination of the agreement to such reseller because of the reseller’s material breach of the contract, including failure to pay amounts owed to us.

In addition, Sun Microsystems will not be obligated to complete the merger if there is a pending or threatened suit, action or proceeding asserted by any governmental entity:

•	challenging or seeking to restrain or prohibit the completion of the merger or any of the other transactions contemplated by the merger agreement, the effect of which restraint or prohibition if obtained would be to make the merger illegal or otherwise prevent consummation of the merger;

•	seeking to require any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Sun Microsystems, its subsidiaries or affiliates or of us or our subsidiaries;

•	seeking the imposition of any limitation on the ability of Sun Microsystems, its subsidiaries or affiliates or us or our subsidiaries to conduct our respective businesses or own any capital stock or assets, or to acquire, hold or exercise full rights of ownership of our respective businesses, and, in the case of Sun Microsystems, any limitation on those abilities with respect to us or our subsidiaries; or

•	seeking the imposition of any impediment on Sun Microsystems, its subsidiaries or affiliates or us or our subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	the representations and warranties of each of Sun Microsystems and Cha Cha Acquisition Corporation shall be true and correct in all material respects as of the date of the merger agreement;

•	the representations and warranties of each of Sun Microsystems and Cha Cha Acquisition Corporation shall be true and correct as of the closing date of the merger (except with respect to representations and warranties which address matters only as of a particular date which shall have been true and correct only on such date), except in each case or in the aggregate as does not materially impede the authority of Sun Microsystems or Cha Cha Acquisition Corporation to consummate the transactions contemplated by the merger agreement and applicable legal requirements issued, enacted or otherwise put into effect by or under the authority of any governmental entity; and

•	each of Sun Microsystems and Cha Cha Acquisition Corporation must have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to the closing date of the merger.

Material Adverse Effect. The merger agreement provides that a “material adverse effect” is any change, event, violation, inaccuracy, circumstance or effect, that individually or when taken together with all other such changes, events, violations, inaccuracies, circumstances or effects, is (i) materially adverse to the business, assets, capitalization, financial condition or results of operations of us taken as a whole (but loss of customers resulting from the announcement or pendency of the merger will be deemed, in and of itself, to constitute a material adverse effect), or (ii) materially impedes the authority of us, or in any case Sun Microsystems, to consummate the transactions contemplated by the merger agreement. The merger agreement may be terminated by Sun Microsystems if a material adverse effect on us shall have occurred since the date of the merger agreement, provided that if such material adverse effect is curable by us prior to October 31, 2005 through the exercise of commercially reasonable efforts, then Sun Microsystems may not terminate the merger agreement prior to 30 days following the receipt of written notice from Sun Microsystems to us of such material adverse effect, provided that we continue to exercise commercially reasonable efforts to cure such material adverse effect through the 30-day period.

No Solicitation. We have agreed we will not, and will not permit any of our subsidiaries to, and we will use all reasonable efforts to cause our and our subsidiaries’ officers and directors, employees, agents and representatives including our or their investment bankers, attorneys, accountants or other representatives not to, directly or indirectly:

•	solicit, initiate, induce or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal, as defined in the merger agreement;

•	participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action reasonably likely or intended to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to any acquisition proposal;

•	engage in discussions with any person with respect to any acquisition proposal, except to notify such person as to the existence of the no-solicitation provisions in the merger agreement;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any acquisition proposal.

The merger agreement provides that the term “acquisition proposal” means any offer or proposal other than between Sun Microsystems and us relating to any transaction or series of related transactions involving:

•	any purchase from a person or group of more than a 10% interest in the total outstanding voting securities of us or any of our subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of the total outstanding voting securities of us or any of our subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving us or any of our subsidiaries;

•	any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of our assets (including our subsidiaries taken as a whole); or

•	any liquidation or dissolution of us.

We have agreed to promptly provide Sun Microsystems with oral and written notice of the material terms and conditions of any acquisition proposal or any request for nonpublic information or inquiry that we reasonably believe would lead to an acquisition proposal, the identity of the person or group making such an acquisition proposal, request or inquiry, and a copy of all written materials provided by or on behalf of such person or group in connection with the acquisition proposal, request or inquiry. We have also agreed to promptly provide Sun Microsystems with oral and written notice setting forth all information as is reasonably necessary to keep Sun Microsystems informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such acquisition proposal, and a copy of all materials subsequently provided by or on behalf of such person or group in connection with the acquisition proposal. In addition, we have agreed to provide Sun Microsystems with 48 hours prior notice, or such lesser prior notice as is provided to our board of directors, of any meeting of our board of directors which could reasonably be expected to consider any acquisition proposal.

In the event we receive an unsolicited, bona fide written acquisition proposal from a third party that our board of directors has in good faith concluded (following the receipt of the advice of outside legal counsel and our financial adviser) is, or is reasonably likely to result in, a superior offer, we may then take the following actions (only if and to the extent that our board of directors concludes in good faith, following the receipt of advice of outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

•	request information from the person making the acquisition proposal to the extent required for our board of directors to become appropriately informed about the acquisition proposal that has been made and the person that made it;

•	furnish nonpublic information to the third party making such acquisition proposal, provided that concurrently with furnishing such information to such party, we give Sun Microsystems written notice of our intention to furnish such nonpublic information, and we receive from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of such nonpublic information on terms at least as restrictive as the terms contained in the confidentiality agreement between us and Sun Microsystems, and contemporaneously with furnishing such nonpublic information to such third party, we furnish that same information to Sun Microsystems to the extent it has not already been provided; and

•	engage in negotiations with the third party with respect to the acquisition proposal, provided that we concurrently give Sun Microsystems written notice of our intent to enter into negotiations with the third party.

The merger agreement provides that the term “superior offer” means any unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of our assets or a majority of our total outstanding voting securities as a result of which our shareholders immediately preceding such transaction would hold less than 50% of the surviving or resulting entity and any direct or indirect parent or subsidiary thereof, on terms that our board of directors has concluded in good faith (following receipt of advice of its outside legal counsel and its financial adviser) to be more favorable from a financial point of view to our shareholders than the terms of the merger with Sun Microsystems and is reasonably capable of being consummated.

The merger agreement further provides that in response to the receipt of a superior offer, our board of directors may withhold, withdraw, amend or modify its unanimous recommendation in favor of the merger with Sun Microsystems. In the case of a superior offer that is a tender or exchange offer made directly to our shareholders, our board of directors may recommend that our shareholders accept the tender or exchange offer and release the person making the superior offer from any “standstill” obligation pursuant to agreements between such person and us if the following conditions are met:

•	a superior offer with respect to our company has been made and has not been withdrawn;

•	the shareholders’ meeting has not occurred;

•	we have delivered written notice to Sun Microsystems at least three business days prior to publicly effecting such a change of recommendation of (i) receipt of the superior offer, (ii) the material terms and conditions of the superior offer and the identity of the person or group making the offer, and (iii) that we intend to effect a change of recommendation and the manner in which we intend to do so, and we have provided a copy of all written materials delivered to the person making the superior offer to Sun Microsystems and made available to Sun Microsystems all materials and information that was made available to the person or group making the superior offer;

•	during the at least three business day period from delivery to Sun Microsystems of the change of recommendation notice until effecting the change in recommendation, we have provided Sun Microsystems with a reasonable opportunity to make adjustments in the terms of conditions of the merger agreement between Sun Microsystems and us, and negotiated with Sun Microsystems in good faith with respect to the merger agreement;

•	our board of directors has concluded in good faith, after receipt of advice of outside legal counsel, that the failure to effect a change of recommendation is reasonably likely to result in a breach of its fiduciary obligations to our shareholders under applicable law; and

•	we have not breached any of the provisions in the merger agreement relating to the meeting of our shareholders, the recommendation by our board of directors, or acquisition proposals.

Termination. Sun Microsystems and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of Sun Microsystems and us;

•	by either Sun Microsystems or us, if the merger has not been completed by October 31, 2005 or such later date that Sun Microsystems and us have agreed upon in writing, provided, however, that the right to terminate the merger agreement will not be available to a party whose action or failure to act was a principal cause of or resulted in the failure of the merger to be completed by such agreed upon date and that action or failure to act constituted a breach of the merger agreement;

•	by either Sun Microsystems or us, if a governmental entity has issued an order, decree or ruling or taken any other action (including the failure to take an action) which has the effect of permanently restraining, enjoining or otherwise prohibiting the merger, and which order, decree, ruling or other action is final and nonappealable;

•	by either Sun Microsystems or us, if our shareholders do not adopt the merger agreement at a duly held shareholders meeting, provided that the right to terminate the merger agreement for this reason will not be available to us if any of our actions or failures to act was a breach of the merger agreement and caused the failure to obtain shareholder approval;

•	by Sun Microsystems at any time prior to the adoption and approval of the merger agreement and merger by the required vote of our shareholders if any of the following events occur:

•	at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of our shareholders, any of the following events occurs:

•	our board of directors or any of its committees withdraws, amends or modifies in a manner adverse to Sun Microsystems its unanimous recommendation in favor of the adoption and approval of the merger agreement or approval of the merger;

•	we fail to include in the proxy statement the unanimous recommendation of our board of directors in favor of the adoption and approval of the merger agreement and approval of the merger;

•	our board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the merger agreement and approval of the merger within five business days after Sun Microsystems requests in writing that such recommendation be reaffirmed;

•	our board of directors or any of its committees approves or recommends any other acquisition proposal;

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any other acquisition proposal; or

•	a tender or exchange offer relating to our securities has been commenced by a person unaffiliated with Sun Microsystems and we have not sent to our security holders within ten business days after such tender or exchange offer is first published, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer pursuant to Rule 14e-2 under the Securities Act;

•	by Sun Microsystems, if we have committed a material breach of the provisions in the merger agreement relating to no solicitation, unsolicited acquisition proposals, superior offers or changes in recommendation by our board of directors;

•	by us, if Sun Microsystems or Cha Cha Acquisition Corporation has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty made by Sun Microsystems becomes untrue, provided that if such breach is curable by Sun Microsystems prior to October 31, 2005 (or such later date as has been agreed upon by Sun Microsystems and us) through the exercise of commercially reasonable efforts, then we may not terminate the merger agreement without first giving 30-days prior written notice to Sun Microsystems of such breach, provided that Sun Microsystems continues to exercise commercially reasonable efforts to cure such breach through that 30-day period, and the breach is not cured;

•	by Sun Microsystems, if we have breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty made by us becomes untrue, provided that if such breach is curable by us prior to October 31, 2005 (or such later date as has been agreed upon by Sun Microsystems and us) through the exercise of commercially reasonable efforts, then Sun Microsystems may not terminate the merger agreement without first giving 30 days prior written notice to us of such breach, provided that we continue to exercise commercially reasonable efforts to cure such breach through that 30-day period, and the breach is not cured; and

•	by Sun Microsystems, if a material adverse effect, as defined in the merger agreement, on us shall have occurred since the date of the merger agreement, provided that if such material adverse effect is curable by us prior to October 31, 2005 through the exercise of commercially reasonable efforts, then Sun Microsystems may not terminate the merger agreement prior to 30 days following the receipt of written notice from Sun Microsystems to us of such material adverse effect, provided that we continue to exercise commercially reasonable efforts to cure such material adverse effect through the 30-day period.

Shareholders’ Meeting. We have filed with the Securities and Exchange Commission this preliminary proxy statement relating to the merger within the time periods provided in the merger agreement. We have agreed to cause the mailing of the definitive proxy statement to occur on the date of the filing of the definitive proxy statement with the Securities and Exchange Commission or as promptly as reasonably practicable thereafter.

We have agreed in the merger agreement to hold our shareholders’ meeting to approve the principal terms of the merger within 45 days following the mailing of the definitive proxy statement. Under the merger agreement, we have the right to adjourn or postpone the shareholders’ meeting to the extent necessary to ensure that any necessary supplement or amendment to the proxy statement is provided to our shareholders in advance of a vote on the merger and the merger agreement or, if as of the time the meeting is originally scheduled, there are insufficient shares of our common stock represented at the meeting to constitute a quorum necessary to conduct business at the meeting.

Conduct of Business Pending the Merger. Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain Sun Microsystems’ written consent, we will and each of our subsidiaries will (i) carry on our and their businesses in the ordinary course, in substantially the same manner as has been conducted, and in compliance with all applicable laws and regulations, (ii) pay its debts and taxes when due, and (iii) use commercially reasonable efforts consistent with past practices and policies to preserve our and their present business organization, keep available the services of our present executive officers and employees and preserve our relationships with customers, suppliers and others with which we have business dealings.

In addition, we have agreed that neither we nor any of our subsidiaries may, without Sun Microsystems’ written consent:

•	enter into any new line of business;

•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of, any of capital stock, except for dividends by any of our direct or indirect wholly owned subsidiaries to its Sun Microsystems;

•

split, combine or reclassify any of our or their capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock, other than any such transaction by a wholly-owned subsidiary that remains a wholly-owned subsidiary after consummation of such transaction, in the ordinary course of business consistent with past practice;

•	purchase, redeem or otherwise acquire any shares of our or their capital stock except repurchases of our unvested common stock at cost in connection with the termination of the employment relationship with an employee pursuant to stock option or purchase agreements in effect on the date of the merger agreement;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, voting debt or any securities convertible into shares of capital stock or voting debt, subscriptions, rights, warrants or options to acquire any shares of capital stock or voting debt or any securities convertible into shares of capital stock or voting debt, or enter into other agreements or commitments obligating us to issue any securities or rights other than:

•	the issuance of shares of our common stock upon the exercise of stock options or warrants existing on the date of the merger agreement in accordance with their terms; and

•	issuance of shares of our common stock to participants in our employee stock purchase plans;

•	cause, permit or propose any amendments to our charter documents or any of our subsidiaries’ charter documents;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm or other enterprise, association, organization, entity or governmental entity, or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to our business;

•	enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

•	sell, lease, license, encumber or otherwise dispose of any of our properties or assets, except the sale, lease or disposition of property or assets which are not material, individually or in the aggregate, to the business of us or our subsidiaries or the licenses of our current products, in each case, in the ordinary course of business and in a manner consistent with past practice except for (i) liens not yet due and payable, (ii) statutory liens securing payments not yet due, and (iii) liens that do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than us or our subsidiaries, or employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices;

•	make any change in our methods or principles of accounting except as required by GAAP or the Securities and Exchange Commission as concurred in by our independent auditors;

•	make or change any material election in respect of taxes, adopt or change any material accounting method in respect of taxes, enter into any agreement, settle any material claim or assessment in respect of taxes, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of taxes or amend any material tax return;

•	except in the ordinary course of business consistent with past practices, enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements or obligations which may not be canceled without penalty by us or our subsidiaries upon notice of 30 days or less or which provide for express payments by or to us or our subsidiaries in an amount in excess of $250,000 in any one year or which involve any exclusive terms of any kind which are binding on us;

•	cancel or terminate without reasonable substitute policy any insurance policy naming us as a beneficiary or a loss payee without notice to Sun Microsystems;

•	revalue any of our assets or make any change in accounting methods, principles or practices other than as required by legal requirements promulgated or first effective after the date of the merger agreement;

•	commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against us or any of our subsidiaries or relating to any of their businesses, properties or assets;

•	waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality, standstill or similar agreement to which we or any of our subsidiaries is a party or a beneficiary;

•	except as required by legal requirements or contracts currently binding on us or our subsidiaries:

•	increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any employee or director of us or any of our subsidiaries, except for the payment of retention bonuses not to exceed a total of $155,000 to certain of our employees or consultants that will not continue to be employed by Sun Microsystems after the effective time and are not otherwise entitled to any additional benefits associated with the change in control;

•	adopt or amend (except to the extent necessary to maintain the tax-qualified status of such benefit plans) any benefit plan or make any contribution, other than regularly scheduled contributions, to any of our benefit plans;

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of our stock options or unvested common stock, or reprice any company options or authorize cash payments in exchange for any stock options;

•	enter into any employee agreement or indemnification agreement with any employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or enter into any collectively bargained agreement;

•	grant any exclusive rights with respect to any of our intellectual property;

•	enter into or renew any contracts containing, or otherwise subject Sun Microsystems or Cha Cha Acquisition Corporation to, any non-competition, exclusivity, “most favored nations” or other preferential pricing or other material restrictions on us, Cha Cha Acquisition Corporation or Sun Microsystems, or any of their respective businesses, following the closing;

•	hire non-officer employees other than in the ordinary course of business consistent with past practice or hire officers or directors;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of us or any of our subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any of our wholly-owned subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice or pursuant to existing credit facilities in the ordinary course of business consistent with past practice;

•	make or commit to make capital expenditures exceeding $100,000 individually or $250,000 in the aggregate;

•

modify or amend in a manner adverse in any material respect to us, or terminate any of our material contracts currently in effect, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to us, other than any modification, amendment or termination of any such material contract in the ordinary course of business, consistent with past practice;

•	enter into any contract requiring us or any of our subsidiaries to pay in excess of an aggregate of $250,000; or

•	take, commit or agree in writing or otherwise to take, any of the actions described in the above bullet points, or any other action that would prevent us from performing, or cause us not to perform in all material respects, our covenants or agreements under the terms of the merger agreement.

Commercially Reasonable Efforts. Subject to the terms of the merger agreement, we, Cha Cha Acquisition Corporation and Sun Microsystems have each agreed to use our commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including:

•	taking commercially reasonable acts necessary to satisfy the conditions to the merger;

•	obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities;

•	making all necessary registrations, declarations and filings with governmental entities, if any;

•	taking commercially reasonable steps necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement; and

•	the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

In addition, if any takeover statute or similar legal requirement is or becomes applicable to the merger, the merger agreement or any of the transactions contemplated by the merger agreement, we and our board of directors will use commercially reasonable efforts to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such legal requirement on the merger, the merger agreement and the transactions contemplated hereby

Amendment; Extension and Waiver. The merger agreement may be amended by Sun Microsystems, Cha Cha Acquisition Corporation and us by actions taken or authorized by our respective boards of directors at any time, before or after shareholder approval has been obtained. However, if the merger agreement is to be amended after shareholder approval has been obtained, no amendment will be allowed that by law or in accordance with the rules of any relevant stock exchange or Nasdaq requires further approval by shareholders of the parties without the further approval of those shareholders. Any amendment to the merger agreement must be in writing and signed by each of the parties.

At any time prior to the effective time of the merger, the parties may

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Any extensions or waivers must be in writing signed by the party granting the extension of waiver.

Expenses. The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger shall be borne by the party incurring such fees and expenses. However, both parties shall share equally any filing fee for any notification filed with U.S. antitrust authorities, and premerger notification and report forms under similar applicable laws of other jurisdictions.

Termination Fee. The merger agreement requires that we pay Sun Microsystems a termination fee of $1,200,000 if, any of the following events occur:

•	the merger agreement is terminated because the merger has not been consummated by October 31, 2005, or such later date as has been agreed upon in writing by Sun Microsystems and us, there has been public disclosure of an acquisition proposal with respect to us and within 12 months following the termination of the merger agreement an acquisition of us is consummated or we enter into an agreement providing for our acquisition;

•	the merger agreement is terminated because our shareholders fail to adopt the merger agreement at the special meeting, there has been public disclosure of an acquisition proposal with respect to us and within 12 months following the termination of the merger agreement an acquisition of us is consummated or we enter into an agreement providing for our acquisition;

•	our board of directors or any of its committees withdraws, amends or modifies in a manner adverse to Sun Microsystems its unanimous recommendation in favor of the adoption and approval of the merger agreement or approval of the merger;

•	we fail to include in the proxy statement the unanimous recommendation of our board of directors in favor of the adoption and approval of the merger agreement and approval of the merger;

•	our board of directors fails to reaffirm (publicly, if so requested) its unanimous recommendation in favor of the adoption and approval of the merger agreement and approval of the merger within five business days after Sun Microsystems requests in writing that such unanimous recommendation be reaffirmed;

•	our board of directors or any of its committees approves or recommends any other acquisition proposal;

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any other acquisition proposal; or

•	a tender or exchange offer relating to our securities has been commenced by a person unaffiliated with Sun Microsystems and we have not sent to our security holders within ten business days after such tender or exchange offer is first published, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer pursuant to Rule 14e-2 under the Securities Act.

Representations and Warranties. The merger agreement contains customary representations and warranties. These representations and warranties are subject to qualifications and exceptions contained in a disclosure letter delivered by us to Sun Microsystems concurrently with the execution of the merger agreement. The contents of the disclosure letter are highly confidential and are not discussed in this proxy statement. The representations and warranties in the merger agreement relate to, among other things:

•	corporate organization and similar matters with respect to each of Sun Microsystems, Cha Cha Acquisition Corporation and us;

•	our subsidiaries;

•	our capital structure;

•

authorization, execution, delivery, performance and enforceability of, and required consents, waivers, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to, the merger agreement and related matters with respect to each of Sun Microsystems, Cha Cha Acquisition Corporation and us;

•	documents we have filed with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and in certain unaudited financial statements for the fiscal quarter ended March 31, 2005 provided to Sun Microsystems, and the absence of undisclosed liabilities by us;

•	our establishment and maintenance of internal controls and procedures;

•	absence of certain changes or events, including the absence of an entry into any new lines of business, any material adverse effects, material acquisitions of assets or equity securities of any other business or corporation, declarations of dividends, purchases, redemptions or other acquisition of our capital stock, or declarations of any options, calls or rights to acquire any of our common stock except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, stock splits, combinations or reclassifications of capital stock, certain employee-related events, entry into licensing agreements regarding our intellectual property, amendment to or termination of any material contracts, changes in financial or tax accounting methods, sales, leases or other dispositions of properties or assets except those that are immaterial or are in the ordinary course of business, material restructuring activities, or material revaluation of our assets, in each case since December 31, 2004;

•	tax matters with respect to us;

•	title to our properties and tangible assets and rights to leasehold interests;

•	our intellectual property;

•	our governmental authorizations;

•	outstanding or pending litigation against us;

•	our compliance with applicable laws, judgments and orders;

•	environmental matters that are reasonably likely to have a material effect on us;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisers, and amount of fees payable to other advisers by us in connection with the merger agreement and the merger;

•	our transactions with management and others;

•	our employee benefit plans and compensation, employee plan compliance and other employment matters;

•	certain of our contracts;

•	our insurance policies and fidelity bonds material to our business;

•	our compliance with all applicable U.S. export and reexport controls and all other applicable import/export controls in other countries in which we conduct business;

•	the absence of any violations of the Foreign Corrupt Practices Act of 1977, as amended;

•	accuracy of information supplied by each Sun Microsystems, Cha Cha Acquisition Corporation and us in connection with this proxy statement;

•	the approval of our board of directors of the merger and the merger agreement;

•	receipt of fairness opinion from Roth Capital Partners, LLC;

•	actions taken by us so that Sun Microsystems shall not be an acquiring person under our Rights Agreement; and

•	sufficiency of Sun Microsystems’ capital resources to pay the merger consideration.

Tarantella Articles of Incorporation. As of the effective time of the merger, our articles of incorporation, as amended, will be amended and restated to be identical to the articles of incorporation of Cha Cha Acquisition Corporation as in effect immediately prior to the effective time of the merger except that the name of the surviving corporation will be Tarantella, Inc.

Tarantella By-Laws. The merger agreement provides that the by-laws of Cha Cha Acquisition Corporation immediately prior to the effective time of the merger will be the by-laws of the surviving corporation following the merger until changed or amended.

The Voting Agreements

General. Simultaneously with the execution and delivery of the merger agreement, all of our executive officers and directors entered into voting agreements with Sun Microsystems. On June 8, 2005, these shareholders together owned and were entitled to vote 1,342,143 shares of our common stock, or approximately 4.8% of the outstanding shares of our common stock on that date.

Voting. The shareholders signing the voting agreements agreed, among other things, to vote their shares of our common stock in favor of the adoption of the merger agreement and in favor of the merger and its principal terms and in favor of actions contemplated by the merger agreement and this proxy at any meeting of our shareholders at which such matters are considered and at every adjournment or postponement thereof. The shareholders signing the agreements also agreed to vote against any acquisition proposal or material change in the capitalization or corporate structure of us or our subsidiaries, or any other action that is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any transactions contemplated by the merger agreement in any material respect. The shareholders signing the voting agreements granted a proxy and power of attorney with respect to any of our shares that they owned with respect to such matters to certain officers of Sun Microsystems.

Restrictions on Transfer and Other Voting Arrangements. The shareholders party to the voting agreements have agreed not to assign, sell, transfer, tender, pledge, hypothecate, give, place in trust, constructively sell or otherwise dispose of any of our shares subject to the voting agreements prior to the earlier of the effective time of the merger or the time the merger agreement is terminated pursuant to its terms. In addition, the shareholders have agreed not to deposit any shares or options in a voting trust or grant any proxy or enter into any voting agreement in contravention of his or her obligations under the voting agreements.

Termination. The voting agreements provide that they will terminate upon the earlier of the effective time of the merger or the time the merger agreement is terminated pursuant to its terms.

The Licensing Agreement

Pursuant to the terms of the merger agreement, we have entered into the First Amendment and Modification of the Sun Professional Services Blanket Purchase Agreement with Sun Microsystems effective as of May 20, 2005, which provides for the following:

•	Sun Microsystems will purchase and prepay for an inventory of licenses for our Secure Desktop Enterprise Edition as follows: $500,000 on May 23, 2005, $500,000 on July 1, 2005, and $250,000 upon each of July 29, 2005, August 12, 2005, August 26, 2005 and September 10, 2005 so long as we are in material compliance with such agreement;

•	the pricing terms for such licenses are the most favorable that Tarantella has offered as of the date of the Amendment to a reseller for comparable software and quantities during the previous 12 months;

•	the right to re-sell or otherwise put into use for commercial purposes such pre-paid licenses shall expire 21 months from the date of the Amendment; and

•	Sun Microsystems’ obligation to continue to purchase prepaid licenses and to make payments to us will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Securities Ownership of Certain Beneficial Owners and Management

The following table shows the common stock beneficially owned as of June 8, 2005 by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each executive officer named in the Summary Compensation Table in our most recent Annual Report on Form 10-K;

•	each of our current executive officers;

•	each of our directors; and

•	all our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after June 8, 2005. Percentage of beneficial ownership is based on 27,994,937 shares outstanding as of June 8, 2005. Shares of common stock subject to options currently exercisable or exercisable within sixty (60) days after June 8, 2005 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership calculations for 5% shareholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% shareholders are required to file with the Securities and Exchange Commission, and which generally set forth ownership interests as of June 8, 2005. Except as otherwise noted, the address of each person listed in the table is c/o Tarantella, Inc., 100 Albright Way, Suite D, Los Gatos, California, 95032.

Five percent shareholders, directors, and certain executive officers	Common stock outstanding	Options/Warrants excercisable within 60 days	Common stock beneficially owned	Approximate percentage owned
Austin W. Marxe and David M. Greenhouse (1) 153 E. 53rd St. 55th Floor New York, NY 10022	6,492,271	2,462,500	8,954,771	29.4%
Renaissance Funds	2,142,858	428,571	2,571,429	9.05%
Douglas L. Michels (2)	719,515	388,349	1,107,864	3.90%
Francis Wilde (3)	300,000	141,875	441,875	1.57%
Alok Mohan	202,625	237,853	440,478	1.56%
Ronald Lachman	49,597	83,575	133,172	*
Edmundo Costa	11,857	111,729	123,586	*
Stephen Bannerman	45,138	75,263	120,401	*
Ninian Eadie	—	115,448	115,448	*
Gilbert P. Williamson	—	110,948	110,948	*
John M. Greeley	—	81,250	81,250	*
E. Joseph Vitetta	8,821	50,071	58,892	*
Joseph Makoid	—	46,092	46,092	*
Bruce Ryan	16,447	17,225	33,672	*
Christopher Scheybeler	—	—	—	—
All directors and current executive officers as a group	1,342,143	1,301,857	2,664,000	8.63%

*	Less than one percent of common stock outstanding
(1)

MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisors, L.L.C. (“SSTA”) is the

general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(2)	Includes 15,000 shares gifted to the J3D Family Limited Partnership, of which Douglas Michels is the general partner; Mr. Michels is also a general partner in the Lawrence Michels Family Limited Partnership, of which he disclaims any voting or dispositive power.
(3)	Includes 250,000 shares owned by Starlight Technology Partners LLC, an investment group in which Mr. Wilde, our President, Chief Executive Officer and Director, acts as Managing Director, and Joseph Makoid, our Vice President of OEM Sales, is an investor.

Shareholder Proposals

We will hold a 2005 Annual Meeting of our Shareholders only if the merger is not completed.

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2005 Annual Meeting of Shareholders by submitting their proposals to us in a timely manner. In order to be included in our proxy material for the 2005 annual meeting of shareholders, shareholder proposals must have been received by us no later than January 28, 2005, and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

If a shareholder intends to submit a proposal or nomination for director for our 2005 Annual Meeting of Shareholders that is not to be included in our Proxy Statement and form of Proxy relating to the Annual Meeting, the shareholder must have given us notice in accordance with the requirements set forth in our bylaws no later than January 28, 2005. Our bylaws require that certain information and acknowledgments with respect to the proposal and the shareholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to:

Tarantella, Inc.

100 Albright Way, Suite D

Los Gatos, California 95032

Attention: Corporate Secretary

Other Matters

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

“Householding” of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for us. Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees. Shareholders also may request additional copies of the proxy materials by notifying us in writing at 100 Albright Way, Suite D, Los Gatos, California 95032, or contacting us at 408-341-7400, and we will undertake to deliver such additional copies promptly. If a shareholder shares an address with another shareholder and currently is receiving multiple copies of the proxy materials, such shareholder may request householding by notifying us at the above-referenced address or telephone number.

Where You Can Find More Information

Sun Microsystems and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Sun Microsystems and we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Our shareholders should not send in their Tarantella certificates until they receive the transmittal materials from the paying agent. Our shareholders of record who have further questions about their share certificates or the exchange of our common stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 10, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUN MICROSYSTEMS, INC.

CHA CHA ACQUISITION CORPORATION

AND

TARANTELLA, INC.

Dated as of May 9, 2005

A-i

Exhibit A	Voting Agreement
Exhibit B	Third Party Consents
Exhibit C	Contract Modifications

A-ii

INDEX OF DEFINED TERMS

401(k) Plans	5.9(d)
Acquisition Proposal	5.3(g)(i)
Acquisition	7.3(b)(iii)
Action of Divestiture	5.6(e)
Agreement of Merger	1.2
Agreement	Preamble
Business Day	1.2
California Law	Recitals
Certificates	1.8(c)
Change of Recommendation Notice	5.3(d)(iii)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
COBRA	2.15(a)
Code	1.8(d)
Company Balance Sheet	2.4(b)
Company Board Approval	2.21
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Letter	Article II Preamble
Company Employee Plan	2.15(a)
Company Environmental Permits	2.12(c)
Company Financials	2.4(b)
Company Intellectual Property	2.8(a)
Company Material Contract	2.16(a)
Company Options	2.2(c)
Company Preferred Stock	2.2(a)
Company Products	2.8(a)
Company Purchase Plans	1.6(f)
Company Registered Intellectual Property	2.8(a)
Company Rights Agreement	2.2(a)
Company Rights	2.2(a)
Company SEC Reports	2.4(a)
Company Stock Option Plans	2.2(c)
Company Unvested Common Stock	1.6(b)
Company Warrants	1.6(c)
Company	Preamble
Confidentiality Agreement	5.4(a)
Contract	2.2(b)
Customary Severance Practices	2.15(h)
Customer Information	2.7(d)
Dissenting Shares	1.7(a)
DOJ	2.3(c)
DOL	2.15(a)
Effect	8.3(c)
Effective Time	1.2
Employee Agreement	2.15(a)
Employee	2.15(a)
End Date	7.1(b)
ERISA Affiliate	2.15(a)

A-iii

ERISA	2.15(a)
Exchange Act	2.3(c)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Export Approvals	2.18(a)
Fairness Opinion	2.22
FCPA	2.19
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.9
Governmental Entity	2.3(c)
Hazardous Material	2.12(a)
Hazardous Materials Activities	2.12(b)
HSR Act	2.3(c)
Include, Includes, Including	8.3(a)
Indemnified Parties	5.11(a)
Intellectual Property Rights	2.8(a)
Intellectual Property	2.8(a)
International Employee Plan	2.15(a)
IRS	2.15(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Leased Real Property	2.7(a)
Legal Requirements	2.2(e)
Liens	2.1(c)
Material Adverse Effect	8.3(c)
Merger Consideration	1.6(a)
Merger Sub Common Stock	1.6(e)
Merger Sub	Preamble
Merger	1.1
Necessary Consents	2.3(c)
Non-Employee Options	1.6(c)
Open Source	2.8(t)
Option Ratio	5.9(a)
Parent Common Stock	5.1
Parent	Preamble
PBGC	2.15(a)
Pension Plan	2.15(a)
Person	8.3(d)
Proxy Statement	2.20
PTO	2.8(b)
Registered Intellectual Property	2.8(a)
Returns	2.6(b)(i)
Securities Acts	2.4(a)
Shareholders’ Meeting	5.2(a)
Shrink-Wrapped Code	2.8(a)
Source Code	2.8(a)
Subsidiary Charter Documents	2.1(b)
Subsidiary	2.1(a)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1
Tax	2.6(a)

A-iv

Taxes	2.6(a)
Termination Fee	7.3(b)(i)
the business of	8.3(a)
Trade Secrets	2.8(a)
Triggering Event	7.1
Voting Agreements	Recitals
Voting Debt	2.2(d)
WARN	2.15(a)

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 9, 2005, by and among Sun Microsystems, Inc., a Delaware corporation (“Parent”), Cha Cha Acquisition Corporation, a California corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Tarantella, Inc., a California corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and shareholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the California Corporations Code (“California Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all executive officers and directors of the Company are entering into a Voting Agreement and irrevocable proxy in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

D. The Board of Directors of the Company has resolved to recommend to its shareholders approval and adoption of this Agreement and approval of the Merger.

E. Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

F. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger consistent with this Agreement and in form and substance satisfactory to the parties hereto together with accompanying officers’ certificates with the Secretary of State of the State of California in accordance with the relevant provisions of California Law (the “Agreement of Merger”) (the time of such filing with the Secretary of State of the State of California (or such later time as may be agreed in writing by the Company and Parent and specified in the Agreement of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill

Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing; provided, however, that the Closing shall not occur on a date that is during the last 15 Business Days prior to the last Business Day of a fiscal quarter of Parent. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California, are authorized or obligated by law or executive order to close.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with California Law and as provided in such Articles of Incorporation; provided, however, that at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Tarantella, Inc.” and the Articles of Incorporation shall be amended so as to comply with Section 5.11(a). Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with California Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended so as to comply with Section 5.11(a).

1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of the Common Stock, no par value, of the Company (together with the associated Company Right under the Company Rights Agreement) (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(d) or Dissenting Shares as provided in Section 1.7, will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to $0.90, without interest (such amount of cash hereinafter referred to as the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

(b) Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are subject to a repurchase right in favor of the Company, risk of forfeiture to the Company or other similar condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Unvested Common Stock”) which right, risk of forfeiture or other similar condition is not terminated as of the Effective Time, then, the amounts payable with respect to such shares of Company Unvested Common Stock pursuant to the provisions of Section 1.6(a) shall be withheld and retained by Parent and shall be subject to permanent retention by Parent (i.e., forfeiture by the former holder of such shares of Company Unvested Common Stock) on the same terms that governed such Company Unvested Common Stock prior to the Effective Time. Parent shall hold the cash so withheld for the benefit of such former holder (unless such cash is forefeited and permanently retained by Parent as set forth herein) of Company Unvested Common Stock until such cash is no longer subject to retention by Parent, at which time such withheld cash will be paid to such former holder of the applicable Company Unvested Common Stock on a monthly basis as reasonably determined by Parent.

(c) Company Warrants and Non-Employee Options. Following the Effective Time, all outstanding warrants to purchase Company Common Stock (“Company Warrants”) shall represent only the right, upon the valid exercise thereof, if any, to receive the Merger Consideration payable upon the shares of Company Common Stock previously issuable upon exercise of such Company Warrants and shall in no event be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries. In addition, the Company shall use commercially reasonable efforts to have all holders of Company Warrants either fully exercise such Company Warrants prior to the Effective Time or agree that such Company Warrants shall be terminated upon the Effective Time, provided that the holder of any such terminated Company Warrant shall be entitled to receive following the Effective Time upon surrender of the certificate representing such Company Warrant in accordance with Section 1.8 an amount equal to the product of (x) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant multiplied by (y) the excess, if any, of the per share Merger Consideration over the per share exercise price in effect for such Company Warrant. At the Effective Time, each Company Option held by any person other than an employee of the Company or any of its Subsidiaries (each such Company Option, a “Non-Employee Option”) that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Non-Employee Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), and (ii) the per share Merger Consideration minus the exercise price of such Company Option immediately prior to the Effective Time (the “Non-Employee Option Cash-Out Amount”); provided, however, that if the per share Merger Consideration does not exceed the exercise price of such Non-Employee Option immediately prior to the Effective Time, the Non-Employee Option Cash-Out Amount for such Non-Employee Option shall be zero; provided further, that nothing in this Section 1.6(c) shall prohibit the holder of a Non-Employee Option from exercising such Non-Employee Option prior to the Effective Time in accordance with its terms. Prior to the Effective Time, the Company shall timely deliver any notices to holders of Non-Employee Options as may be required by the terms of the Stock Option Plans. Any materials to be submitted to the holders of Company Warrants or Non-Employee Options shall be subject to review and approval by Parent.

(d) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(e) Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(f) Employee Stock Options; Employee Stock Purchase Plans. At the Effective Time, all Company Options, other than Non-Employee Options, outstanding under each Company Stock Option Plan shall be assumed by Parent in accordance with Section 5.9. Rights outstanding under the Company’s Employee Stock Purchase Plan and any other employee stock purchase plan of the Company (collectively, the “Company Purchase Plans”) shall be treated as set forth in Section 5.9(c).

(g) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not effectively withdrawn or lost such holder’s dissenters’ rights under Chapter 13 of California Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are provided by California Law.

(b) Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under California Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent.

1.8 Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent that shall provide that Parent shall, within two Business Days following the Effective Time, make available to the Exchange Agent for exchange in accordance with this Article I, the Merger Consideration payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. As soon as practicable following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), Non-Employee Options or Company Warrants whose Non-Employee Options or Company Warrants were converted into the right to receive cash as provided in Section 1.6(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, Non-Employee Options or Company Warrants shall pass, only upon delivery of the Certificates, Non-Employee Options or Company Warrants to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates, Non-Employee Options or Company Warrants in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates, Non-Employee Options or Company Warrants for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates, Non-Employee Options or Company Warrants shall be entitled to receive in exchange therefor the cash as provided in Section 1.6, and the Certificates, Non-Employee Options or Company Warrants so surrendered shall forthwith be canceled. Subject to the terms and conditions of this Article I, Parent shall cause the Exchange Agent to pay the Merger Consideration as provided in Section 1.6. Until so surrendered, outstanding Certificates, Non-Employee Options or Company Warrants will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the cash as provided in Section 1.6 into which such shares of Company Common Stock, Non-Employee Options or Company Warrants shall have been so converted.

(d) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Options or Company Warrants such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock or Company Warrants for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Expenses; Investment of Exchange Fund. The expenses of the Exchange Agent shall not be paid from the Exchange Fund but shall be paid directly by the Surviving Corporation or Parent. If the amount of cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to Section 1.6, Parent, from time to time after the Effective Time, shall deposit additional cash with the Exchange Agent sufficient to make all such payments. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company securityholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company securityholders pursuant to this Article I shall promptly be paid to Parent.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates, Non-Employee Options or Company Warrants one year after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates, Non-Employee Options or Company Warrants who have not surrendered such Certificates, Non-Employee Options or Company Warrants in compliance with this Section 1.8 shall after such delivery to Surviving Corporation look only to the Surviving Corporation solely as general creditors for the cash into which such Certificates, Non-Employee Options or Company Warrants have been converted (which shall not accrue interest) pursuant to Section 1.6(a) or Section 1.6(c) with respect to the shares of Company Common Stock, Non-Employee Options or Company Warrants formerly represented thereby.

1.9 No Further Ownership Rights in Company Common Stock, Non-Employee Options or Company Warrants. All consideration paid pursuant hereto upon the surrender for exchange of shares of Company Common Stock, Non-Employee Options or Company Warrants in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock,

Non-Employee Options or Company Warrants, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock, Non-Employee Options or Company Warrants which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates, Non-Employee Options or Company Warrants are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates, Non-Employee Options or Company Warrants. In the event any Certificates, Non-Employee Options or Company Warrants shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, Non-Employee Options or Company Warrants, upon the making of an affidavit of that fact by the holder thereof, such cash payable pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates, Non-Employee Options or Company Warrants to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates, Non-Employee Options or Company Warrants alleged to have been lost, stolen or destroyed.

1.11 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided, that disclosure in any section of such letter shall be deemed to be disclosed with respect to any other section of Article II of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other section) supplied by Company to Parent dated as of the date hereof and certified by a duly authorized executive officer of Company (the “Company Disclosure Letter”), as follows:

2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently proposed to be conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except for such failures to be so organized, qualified or in good standing as are not material to the Company and its Subsidiaries. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

(b) Charter Documents. The Company has delivered to Parent (i) a true and correct copy of the articles of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person, except for passive investments of less than 1% in the equity interests of public companies as part of the Company’s cash management program.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of Company consists of: (i) 100,000,000 shares of Company Common Stock, no par value and (ii) 20,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”). Each share of Company Common Stock trades with one preferred stock purchase right (the “Company Rights”) issued pursuant to the Preferred Stock Rights Agreement dated as of September 16, 1997 between the Company and Equiserve L.P., as amended (the “Company Rights Agreement”). At the close of business on May 5, 2005: (i) 27,994,937 shares of Company Common Stock were issued and outstanding, excluding shares of Company Common Stock held by the Company in its treasury, (ii) no shares of Company Common Stock were issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock were designated, issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) Company Unvested Common Stock. Section 2.2(b) of the Company Disclosure Letter sets forth a list of each holder of Company Unvested Common Stock and (i) the name and address of the holder of such Company Unvested Common Stock, (ii) the number of shares of Company Unvested Common Stock held by such holder, (iii) the repurchase price of such Company Unvested Common Stock, (iv) the date on which such Company Unvested Common Stock was purchased or granted, (v) the applicable vesting schedule pursuant to which the Company’s right of repurchase or forfeiture lapses, (vi) the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof and whether such right of repurchase or forefeiture will be accelerated or otherwise affected by the transactions contemplated hereby, (vii) to the Knowledge of the Company, whether or not the holder of such shares of Company Unvested Common Stock has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Unvested Common Stock and (viii) whether or not the holder of such shares of Company Unvested Common Stock is an employee of the Company or one of its Subsidiaries. There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Unvested Common Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(c) Company Options and Company Warrants. As of the close of business on May 6, 2005: (i) 2,232,723 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 2002 Incentive Stock Option Plan, 2003 Director Option Plan and 2003 Stock Option Plan (collectively, the “Company Stock Option Plans”) (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”); (ii) as of May 5, 2005, 1,341,377 shares of Company Common Stock were available for future grant under the Company Stock Option Plans; (iii) 264,625 shares of Company Common Stock are issuable under the Company Purchase Plans; (iv) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock (A) which are issued other than pursuant to the Company Stock Option Plans and (B) other than shares reserved for issuance under the Company Purchase Plans; and (v) 5,338,216 shares of Company Common Stock were issuable upon the exercise of Company Warrants. Section 2.2(c) of the Company Disclosure Letter sets forth a list of each outstanding Company Option and Company Warrant: (a) the particular Company Stock Option Plan (if any) pursuant to which any such Company Option was granted, (b) the name of the holder of such Company Option or Company Warrant and whether such holder is an employee of the Company or one of its Subsidiaries, (c) the number of shares of Company Common Stock subject to such Company Option or Company Warrant, (d) the exercise price of such Company Option or Company Warrant, (e) the date on which such Company Option or Company Warrant was granted, (f) the applicable vesting schedule, if any, and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof, (g) the date on which such Company Option or Company Warrant expires and (h) in the case of Company Options, whether such Company Option is an incentive stock option as defined in Section 422 of the Code and/or is subject to Section 409 of the Code. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, the Company Purchase Plans and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the end of the most recent bi-weekly payroll period ending prior to the date hereof, the aggregate amount credited to the accounts of participants in the Company Purchase Plans was $3,337.81 and the aggregate amount credited to such accounts for such bi-weekly payroll period was $227.65. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(e) Other Securities. As of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Common Stock, Company Options, Company Warrants and all outstanding shares of capital stock of each Subsidiary of the Company have been issued, granted or repurchased in compliance with (i) all applicable securities laws and all other applicable Legal Requirements except as would not reasonably be expected to be material to the Company and its Subsidiaries and (ii) all requirements set forth in applicable Contracts. Except for shares of Company Unvested Common Stock, there are no outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, other than the Company Voting Agreements and the irrevocable proxies granted pursuant to the Company Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(f) Section 2.2(f) of the Company Disclosure Letter sets forth (i) a schedule of all payments made by the Company pursuant to Section 1.7 of the Agreement and Plan of Reorganization by and among the Company, a subsidiary of the Company and New Moon Systems, Inc., date as of May 29, 2003, together with all “New Moon Product Revenues” (as defined therein) recognized by the Company in connection with such payments, (ii) all “New Moon Product Revenues” (as defined therein) recognized by the Company prior to the date hereof as to which payment has not yet been made pursuant to such Section 1.7 and (iii) any obligations of the Company for any future minimum royalty payments pursuant to such Section 1.7.

2.3 Authority; No Conflict; Necessary Consents.

(a) Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s shareholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company’s shareholders and the filing of the Agreement of Merger pursuant to California Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or Series of Company capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

(b) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, except in the case of clause (ii) or (iii) of this Section 2.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which would not reasonably be expected to be material to the Company and its Subsidiaries. Section 2.3(b) of the Company Disclosure Letter also lists any additional consents, waivers and approvals under any of the Company’s or any of its Subsidiary’s Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

(c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body legitimately exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of any Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) if required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period, if any, under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(c) of the Company Disclosure Letter, and (iv) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company or Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the “Necessary Consents.”

2.4 SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (and, together with the unaudited balance sheet, unaudited income statement and unaudited statement of cash flows for the Company’s fiscal quarter ended March 31, 2005 provided to Parent, the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The Company does not intend to correct or restate, nor, to the Company’s Knowledge, is there any basis for any correction or restatement of, any aspect of the Company Financials. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2004 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with practices or liabilities incurred in connection with this Agreement. The Company has not had any material disagreement with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date which disagreements would require disclosure to the Company’s board of directors. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements are consistent with such books and records.

(c) The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the material assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor, to the Company’s Knowledge, the Company’s independent auditors, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet until the date hereof, there has not been, accrued or arisen:

(a) entry by the Company or any of its Subsidiaries into any new line of business;

(b) any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company;

(c) any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of,

or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company or its Subsidiaries.

(d) any expenditure, transaction or commitment exceeding $250,000 individually or $500,000 in the aggregate;

(e) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

(f) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(g) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits or any payment by the Company or any of its Subsidiaries of any bonus or any payment (whether in cash or equity) or increase by the Company or any of its Subsidiaries of severance payment, termination payments or bonus payment or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events;

(h) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and other agreements entered into in the ordinary course of business consistent with past practice;

(i) any amendment or consent with respect to any Company Material Contract in effect as of and after the date of the Company Balance Sheet;

(j) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(k) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction;

(l) entry into any new customer, reseller or distributor agreement or amendment of any such agreement or any refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(m) any material change in the level of product returns or factors influencing allowance for doubtful accounts experienced by the Company or any of its Subsidiaries;

(n) any termination of any material Contract to which the Company or any of its Subsidiaries was a party or by which it was bound which was in effect as of the date of the Company Balance Sheet;

(o) any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(p) any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(q) any adoption of or change in any material election in respect of Taxes, adoption or change in any material accounting method in respect of Taxes, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; or

(r) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

2.6 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports and all other filings (“Returns”) relating to Taxes required to be filed by the Company or any of its Subsidiaries with any Tax authority. Such Returns are true and correct in all material respects and have been completed in accordance with applicable Legal Requirements and the Company and each of its Subsidiaries have timely paid or withheld and paid to the appropriate Governmental Entity all Taxes shown to be due on such Returns.

(ii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(iv) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(v) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise and (d) to the Company’s Knowledge, ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(vi) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(vii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(viii) None of the Company or any of its Subsidiaries has engaged in a transaction that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.7 Title to Properties; Customer Information.

(a) Properties. Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.7 of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business (the “Leased Real Property”). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not with respect to the Company or any of its Subsidiaries or to the Knowledge of the Company with respect to any other contracting party, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). No parties other than the Company or any of its Subsidiaries have a right to occupy any of the Leased Real Property. The Leased Real Property and the physical assets of the Company and its Subsidiaries are in good condition and repair and regularly maintained in accordance with standard industry practice and, to the Knowledge of the Company, the Leased Real Property is in compliance, in all material respects, with Legal Requirements. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.

(b) Documents. The Company has provided or made available to Parent true, correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Documents”); and there are no other Lease Documents affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound, other than those provided or made available to Parent as required by this Section 2.7(b).

(c) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) for such properties and tangible assets as are no longer used or usable in the conduct of the business of the Company or its Subsidiaries or have been disposed of in the ordinary course of business, (ii) as reflected in the Company Balance Sheet, (iii) Liens for Taxes not yet due and payable and statutory Liens securing payments not yet due, and (iv) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(d) Customer Information. The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No person other than the Company or its Subsidiaries possesses any claims or rights with respect to use of the Customer Information.

2.8 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or claimed to be owned by, or exclusively licensed to, the Company or its Subsidiaries.

“Company Products” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries, other than those Unix products identified on Schedule 2.8(a) as having been sold by the Company to The SCO Group, Inc.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

“Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

“Shrink-Wrapped Code” means generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than U.S. $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

“Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(b) Registered Intellectual Property; Proceedings. Section 2.8(b) of the Company Disclosure Letter (i) lists all Company Registered Intellectual Property and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.

(c) Company Products. Section 2.8(c) of the Company Disclosure Letter sets forth a list (by name and version number) of all current Company Products.

(d) Registration. Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property.

(e) Further Actions. There are no actions that must be taken by the Company or any of its Subsidiaries within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(f) Assignments and Recordation. In each case in which the Company or any of its Subsidiaries has acquired any ownership of Intellectual Property Rights from any Person, the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary, as the case may be, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or such Subsidiary, as the case may be, has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(g) Transferability. All material Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(h) Absence of Liens. Each item of Company Intellectual Property (including all Company Registered Intellectual Property) and all Intellectual Property licensed to the Company or its Subsidiaries, is free and clear of any Liens. The Company is the exclusive owner or exclusive licensee of all material Company Intellectual Property, and the Company has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation or violation of all material Company Intellectual Property.

(i) Intellectual Property Development. To the extent that any material Intellectual Property has been developed or created independently or jointly by any Person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or such Subsidiary, as the case may be, has a written agreement with such Person with respect thereto, and the Company or such Subsidiary, as the case may be, thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights to the maximum extent permitted by applicable Legal Requirements.

(j) Transfer. Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Intellectual Property or material Intellectual Property Rights that is or was Company Intellectual Property, to any other Person or (ii) permitted the Company’s or any of its Subsidiaries’ rights in such material Company Intellectual Property to lapse or enter into the public domain.

(k) Licenses-In. Other than (i) Shrink-Wrapped Code, (ii) Open Source as set forth in Section 2.8(t) of the Company Disclosure Letter and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 2.8(k) of the Company Disclosure Letter lists all Contracts that are material to the business of the Company and its Subsidiaries to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any Intellectual Property or Intellectual Property Rights by a third party.

(l) Licenses-Out. Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) which are included in Section 2.8(l)(i) of the Company Disclosure Letter), Section 2.8(l)(ii) of the Company Disclosure Letter lists all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has either generated more than $50,000 in revenue in a fiscal quarter in any of the last three fiscal years or has granted or provided any material Intellectual Property or Intellectual Property Rights and/or current Company Products to third parties.

(m) No Default/No Conflict. All Contracts relating to either (i) material Company Intellectual Property, or (ii) Intellectual Property or Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, are in full force and effect, and enforceable in accordance with their terms. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(n) No Infringement. The operation of the business of the Company and its Subsidiaries as it is currently conducted or is contemplated to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate and will not infringe or misappropriate when conducted by Parent and/or Surviving Corporation following the Closing, any Intellectual Property Rights of any Person, violate any material right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Other than (i) the public or open source technology listed in Section 2.8(t) of the Company Disclosure Letter, (ii) Shrink-Wrapped Code and (iii) the licenses set forth on Section 2.8(k) of the Company Disclosure Letter, the Company Intellectual Property constitutes all of the material Intellectual Property and material Intellectual Property Rights used in, necessary to or that otherwise would be infringed by the conduct of the business of the Company as it currently is conducted or reasonably contemplated to be conducted, including the design, development, manufacture, use, import and sale of any Company Product. No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.

(o) Notice. Neither the Company nor any of its Subsidiaries has received notice from any Person claiming that any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(p) No Third Party Infringement. To the Knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

(q) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(r) Confidentiality and Security. Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect the security of the Company’s Intellectual Property and the Company’s rights in confidential information and trade secrets of the Company and any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former employees, consultants and contractors to execute sufficient proprietary information and confidentiality agreements and all current and former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Intellectual Property have executed such agreements.

(s) No Order. No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(t) Open Source. No Intellectual Property or Intellectual Property Rights of the Company or any of its Subsidiaries, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), was used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any current Company Products. Section 2.8(t) of the Company Disclosure Letter sets forth a list of all Open Source that is included in, or provided or distributed with any current Company Product and for each use of Open Source: (i) a description of the functionality of the Open Source, (ii) the applicable license terms, (iii) the applicable Company Product, and (iv) to the extent known by the Company, the copyright holder of such Open Source.

(u) Source Code. Neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property. Section 2.8(u) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Source Code that is Company Intellectual Property.

(v) Contaminants. Except for the software keys issued by the Company used to grant access to authorized end users, all current Company Products and material Company Intellectual Property (and all parts thereof) are free of any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such current Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users. The Company has disclosed in writing to Parent all information relating to any problem or issue with respect to any of the current Company Products (or any other Company Intellectual Property) which does, or may reasonably be expected to, materially adversely affect the value, functionality or fitness for the intended purpose of any current Company Product or Company Intellectual Property.

(w) Government Funding. No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and (b) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(x) Indemnification. Neither the Company nor any of its Subsidiaries is party to or bound by any agreement of indemnification or any guaranty (other than any agreement of indemnification that has been entered into in the ordinary course of business that does not materially differ in substance from the Company’s standard form(s) which are included in Section 2.8(l)(i) of the Company Disclosure Letter).

(y) Limitations. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or material Intellectual Property Rights (other than pursuant to the terms of Contracts set forth in Section 2.8(k) of the Company Disclosure Letter) or compete with any Person in any material line of business or to compete with any person, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for current Company Products or (d) otherwise having an adverse effect on the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.

2.9 Governmental Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently proposed to be conducted or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

2.10 Litigation. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors in their capacities as such. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors in their capacities as such by or before any Governmental Entity. There has not been since January 1, 2002, nor are there currently any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or, to the Company’s Knowledge, any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.11 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole, any material acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company in all material respects as currently conducted.

2.12 Environmental Matters.

(a) Hazardous Material. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”). No Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in material violation of any Legal Requirement or in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Permits. The Company and its Subsidiaries currently hold all Permits (the “Company Environmental Permits”) necessary for the conduct of their Hazardous Material Activities and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted and as currently proposed to be conducted, except for Permits, the absence of which could reasonably be expected to result in a material liability for the Company or any of its Subsidiaries.

(d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s Knowledge threatened against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries.

(e) Reports and Records. The Company and each of its Subsidiaries have delivered or made available to Parent all records in the Company’s or each such Subsidiary’s possession concerning the Hazardous Materials Activities of the Company and each of its Subsidiaries relating to their business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries.

2.13 Brokers’ and Finders’ Fees; Fees and Expenses. Except for fees payable to Roth Capital Partners, LLC, pursuant to an engagement letter dated January 12, 2005, and to Page Mill Partners pursuant to an engagement letter dated August 26, 2004 and amended as of April 7, 2005, copies of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section 2.13 of the Company Disclosure Letter sets forth an itemized good faith estimate of the fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby and all such fees and expenses shall in no event exceed $1,500,000 in the aggregate.

2.14 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.15 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or, within the six years prior to the Effective Time, has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee and with respect to which the Company has or may have any current or future liabilities or obligations. Employee Agreement shall also mean any agreements or contracts with professional employee organizations or which provide for similar arrangements.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that, within six years prior to the Effective Time, has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 2.15(b)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Section 2.15(b)(ii) of the Company Disclosure Letter sets forth a table setting forth the name and salary of each employee of the Company and each of its Subsidiaries as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.15(b)(ii) of the Company Disclosure Letter intends to terminate his or her employment for any reason. Section 2.15(b)(iii) of the Company Disclosure Letter contains an accurate and complete list of all

Employees (other than accountants, attorneys and investment bankers) that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is currently in effect or which is or may be subject to ongoing obligations.

(c) Documents. The Company and each of its Subsidiaries has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its Subsidiaries, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan other than correspondence that is not reasonably likely to result in a material liability to the Company or any of its Subsidiaries, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests performed to demonstrate compliance with requirements of the Code for each Company Employee Plan for the three most recent plan years, (x) all prospectuses prepared in connection with each Company Employee Plan and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance.

(i) The Company and each of its Subsidiaries has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company and each of its Subsidiaries has no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or is maintained pursuant to a prototype or volume submitter plan document. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

(ii) There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or liabilities that are set forth on the Company Balance Sheet).

(iii) There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(iv) For the three years preceding the date of this Agreement, the Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured welfare plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute or where the Company and its Subsidiaries have no outstanding or continuing liability. The Company’s customary past practices with regard to severance packages for terminated Employees are described in Section 2.15(h) of the Company Disclosure Letter (the “Customary Severance Practices”)

(i) COBRA. The Company, each of its Subsidiaries and each ERISA Affiliate has, prior to the Effective Time, materially complied with COBRA and any similar provisions of state law applicable to its Employees. Neither the Company nor any of its Subsidiaries has unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA or any similar state law.

(j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k) Parachute Payments; 409A. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.15(k) of the Company Disclosure Letter lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. The Company is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Prior to the date of this Agreement, the Company has not undergone a change in ownership or effective control as defined in Section 280G of the Code and the regulations promulgated thereunder.

(l) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements relating to employment, equal opportunity, classification, nondiscrimination, immigration employee safety and health and wages and hours, and in each case, with respect to Employees, does not have any material liability (i) for any arrears of wages, severance pay or any

Taxes or any penalty for failure to comply with any of the foregoing, or (ii) payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims (other than routine claims for benefits) or administrative matters pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. The services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates, except to the extent that no payments, benefits or other obligations are or may be or become payable upon or following termination. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement (whether written or unwritten) with any Employee of the Company or any of its Subsidiaries that (i) restricts the right of the Company or any of its Subsidiaries to terminate the employment of any Employee without cause or (ii) obligates the Company or any of its Subsidiaries to pay severance or other benefits (other than as required by COBRA) to any Employee upon termination of such Employee’s employment or provision of services with the Company or any of its Subsidiaries, a change of control of the Company (including entry into an agreement in connection with a potential change of control), or a combination thereof.

(m) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any material unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

(n) International Employee Plan. With respect to each International Employee Plan, and the books and records thereof, (i) such plan is in material compliance with all applicable laws of each applicable jurisdiction; (ii) all material liabilities with respect to such plan are set forth on the Company Balance Sheet or in the notes thereto in accordance with GAAP; and (iii) no such plan is or within the last two calendar years has been the subject of, or has received notice that it is the subject of, an examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program that has given rise to or is reasonably expected to give rise to any material liability.

2.16 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, contractor or consulting Contract with any executive officer or other employee of the Company earning an annual salary in excess of $120,000 or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company;

(iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business enterprise other than the Company’s Subsidiaries not in the ordinary course of business;

(v) any dealer, distributor, joint marketing or development Contract pursuant to which the Company has recognized at least $50,000 in revenue during any fiscal quarter during the last twelve fiscal quarters of the Company under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 30 days or less, or any material Contract pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty upon notice of 30 days or less;

(vi) any Contract required to be disclosed in Section 2.8(l)(ii) or Section 2.8(k) of the Company Disclosure Letter or any subsection thereof;

(vii) any Contract containing any material support, maintenance or service obligation on the part of the Company or any of its Subsidiaries, other than (i) those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries or (ii) Contracts that do not differ materially in substance from the Company’s standard forms included in Section 2.8(l)(ii) of the Company Disclosure Letter;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements which are currently in effect or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

(ix) any material Lease Document;

(x) any material agreement related to the settlement of litigation or claims against the Company or any of its Subsidiaries entered into within five years prior to the date of this Agreement and with any continuing obligations;

(xi) any other Contract not disclosed elsewhere in this Section 2.16 that has an aggregate value of $250,000 or more in any individual case or any material Contract which relates to one of the Company’s customers or affiliates listed on Section 2.16(a)(xi) of the Company Disclosure Letter which sets forth a list of the Company’s top 10 end user customers by related revenue for the four fiscal quarters ended December 31, 2004; or

(xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company.

(b) Schedule. Section 2.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Sections 2.16(a)(i) through 2.16(a)(xii) hereof, setting forth for each such Company Material Contract, the subsections of Section 2.16(a) applicable to such Company Material Contract.

(c) No Breach. Assuming due execution by the counterparty thereto, all Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, could not reasonably be expected to be material to the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company.

(d) Consents. The Company is not party to, subject to, or bound by any agreement that (i) requires the Company to give any notice to any third party regarding the transaction contemplated by this Agreement or (ii) that would give any third party any option, right of first refusal or offer, right of negotiation or similar right with respect to the acquisition of the Company, any Subsidiary or any of their respective assets, or the licensing of any Company Intellectual Property.

2.17 Insurance. The Company has provided or made available to Parent true, correct and accurate summaries of all insurance policies and fidelity bonds material to the business of the Company and its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.18 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and

(e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

(f) Section 2.18 of the Company Disclosure Letter sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

2.19 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers or directors) nor, to the Knowledge of the Company, any of their respective agents, distributors employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United Sates (collectively, the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established sufficient internal controls and procedures to reasonably ensure compliance with the FCPA and has made available to Parent all such documentation.

2.20 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will not, on each relevant filing date, on the date of mailing to the Company’s shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.21 Board Approval. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”) has duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s shareholders at the Company Shareholders’ Meeting.

2.22 Fairness Opinion. The Company’s Board of Directors has received a written opinion from Roth Capital Partners, LLC, dated as of May 9, 2005, a copy of which has been delivered to Parent, that, as of such date, the Merger Consideration is fair to the Company’s shareholders from a financial point of view (the “Fairness Opinion”).

2.23 Rights Plan. The Company has taken all action so that (i) Parent shall not be an “Acquiring Person” under the Company Rights Agreement solely by virtue of the entering into of this Agreement and the performance of the transactions contemplated hereby, including the Merger, and (ii) the entering into of this Agreement and the Merger and the performance of the transactions contemplated hereby will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of California. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

3.2 Authority; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Agreement of Merger pursuant to California Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

(b) Necessary Consents. No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

(c) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Certificate of Incorporation, Articles of Incorporation or bylaws of such entity, (ii) subject to obtaining the Necessary Consents, conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract filed by Parent with the SEC, except, in each case under the preceding clauses (i), (ii) and (iii), for any conflicts, violations, breaches or defaults which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated.

3.3 Capital Resources. Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

3.4 Information Supplied. The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will not contain, on the date of the mailing to the Company’s shareholders and at the time of the Shareholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or disclosed in Section 4.1 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due (except to the extent disputed in good faith provided adequate reserves have been established), pay or perform other material obligations when due, and (iii) use commercially reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

(b) Required Consent. Without limiting the generality of Section 4.1(a), except as otherwise expressly contemplated by this Agreement, and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Enter into any new line of business;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent) or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of Company Unvested Common Stock at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options or Company Warrants existing on the date hereof in accordance with their present terms and (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof;

(v) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice and except for (A) Liens for taxes not yet due and payable, (B) statutory Liens securing payments not yet due and (C) Liens that do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby;

(ix) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (a) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it, or (b) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices;

(x) Except as required by GAAP or the SEC as concurred in by its independent auditors, make any change in its methods or principles of accounting;

(xi) Make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any agreement, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes or amend any material Return;

(xii) Except in the ordinary course of business consistent with past practices, enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less or which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $250,000 in any one year or which involve any exclusive terms of any kind which are binding on the Company;

(xiii) Cancel or terminate without reasonable substitute policy therefor any insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;

(xiv) Revalue any of its assets or make any change in accounting methods, principles or practices other than as required by Legal Requirements promulgated or first effective after the date of this Agreement;

(xv) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;

(xvi) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality, standstill or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

(xvii) Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, (2) adopt or amend (except to the extent necessary to maintain the tax-qualified status of such Company Benefit Plan) any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Unvested Common Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, or (4) enter into any Employee Agreement or indemnification agreement with any Employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or enter into any collectively bargained agreement;

(xviii) Grant any exclusive rights with respect to any Company Intellectual Property;

(xix) Enter into or renew any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity, “most favored nations” or other preferential pricing or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xx) Hire non-officer employees other than in the ordinary course of business consistent with past practice or hire officers or directors;

(xxi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice or pursuant to existing credit facilities in the ordinary course of business consistent with past practice;

(xxii) Make or commit to make capital expenditures exceeding $100,000 individually or $250,000 in the aggregate;

(xxiii) Modify or amend in a manner adverse in any material respect to the Company, or terminate any Company Material Contract currently in effect, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company, other than any modification, amendment or termination of any such Company Material Contract in the ordinary course of business, consistent with past practice;

(xxiv) Enter into any Contract requiring the Company or any of its Subsidiaries to pay in excess of an aggregate of $250,000; or

(xxv) Take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(b)(i) through 4.1(b)(xxiv) hereof, or any other action that would prevent the Company from performing, or cause the Company not to perform in all material respects, its covenants or agreements hereunder.

4.2 Procedures for Requesting Parent Consent. Notwithstanding Section 8.2, if the Company desires to take any action which would be prohibited pursuant to Section 4.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 4.2 hereof, and may not take such action until such consent in writing (including by way of reply email) has been received from one of such individuals.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to shareholders required by Section 1301 of the California Corporations Code that dissenters’ rights will be available. As promptly as practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to shareholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company will cause the Proxy Statement to be mailed to its shareholders as soon as practicable after the definitive Proxy Statement is filed with the SEC. Parent shall also use commercially reasonable efforts to take any action required to be taken by it under any applicable securities laws in connection with the conversion of Company Options (other than Non-Employee Options) into options to acquire shares of common stock, par value $0.00067 per share, of Parent (“Parent Common Stock”), and the Company shall furnish any information concerning the Company and the holders of Company Common Stock and Company Options as may be reasonably requested in connection with any such action.

5.2 Meeting of Company Shareholders; Board Recommendation.

(a) Meeting of Company Shareholders. The Company will take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to call, hold and convene a meeting of its shareholders, promptly following the mailing of the Proxy Statement to such shareholders, to consider adoption and approval of this Agreement and approval of the Merger (the “Shareholders’ Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company’s shareholders. Subject to Section 5.3(d), the Company will use all reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by California Law or other Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting. The Company shall cause the Shareholders’ Meeting to be called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Shareholders’ Meeting are solicited in compliance with California Law, its Articles of Incorporation and Bylaws and all other applicable Legal Requirements. Parent shall vote, or cause to be voted, all of the shares of Company Common Stock (if any) then owned by it, Merger Sub or any of its Subsidiaries, in favor of the adoption and approval of this Agreement and approval of the Merger.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall unanimously recommend that its shareholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s shareholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Shareholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or resolve or publicly propose to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of its Board of Directors that the Company’s shareholders vote in favor of adoption and approval of this Agreement and approval of the Merger. Without limitation, the recommendation of the Company Board of Directors shall be deemed to have been modified in a manner adverse to Parent if the recommendation shall no longer be unanimous.

5.3 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries’ Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, induce or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) subject to Section 5.3(c), participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action reasonably likely or intended to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 5.3(c), engage in discussions with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)), or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties with respect to any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. Upon receipt of an Acquisition Proposal, request or inquiry, the Company shall provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide Parent a copy of all written materials subsequently provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

(ii) The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel (which may be O’Melveny & Myers LLP) and its financial advisor), is, or is reasonably likely to result in, a Superior Offer, the Company may then take the following actions (but only if and to the extent that the Board of Directors of the Company concludes in good faith, following the receipt of advice of the Company’s outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

(i) Request information from the Person making such Acquisition Proposal to the extent required for the Board of Directors of the Company to become appropriately informed about the Acquisition Proposal that has been made and the Person that made it;

(ii) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, the Company gives Parent written notice of its intention to furnish such nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(iii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, the Company gives Parent written notice of the Company’s intention to enter into negotiations with such third party.

(d) Change of Recommendation. In response to the receipt of a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify its unanimous recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the shareholders of the Company, may recommend that the shareholders of the Company accept the tender or exchange offer and release the Person making the Superior Offer from any “standstill” obligation pursuant to agreements between such Person and the Company (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (v) are met:

(i) A Superior Offer with respect to the Company has been made and has not been withdrawn;

(ii) The Shareholders’ Meeting has not occurred;

(iii) The Company shall have (a) delivered to Parent written notice (a “Change of Recommendation Notice”) at least three Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so, (b) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Offer in connection with such Superior Offer (to the extent not previously provided to Parent), and (c) made available to Parent all materials and information made available to the Person or group making the Superior Offer in connection with such Superior Offer;

(iv) During the at least three Business Day period from delivery to Parent of the Change of Recommendation Notice until the effecting of any Change of Recommendation, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto, as would enable the Company to proceed with its recommendation to shareholders in favor of approval and adoption of this Agreement and Approval of the Merger without making a Change of Recommendation.

(v) The Board of Directors of the Company has concluded in good faith, after receipt of advice of its outside legal counsel (which may be O’Melveny & Myers LLP), that, in light of such Superior Offer and after considering any adjustments or negotiations pursuant to the preceding clause (iv), that the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to the shareholders of the Company under applicable law; and

(vi) The Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3.

(e) Continuing Obligation to Call, Hold and Convene Shareholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Shareholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its shareholders any Acquisition Proposal, or publicly propose to do so unless this Agreement has been validly terminated in accordance with Article VII hereof.

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company (including its Subsidiaries taken as a whole), or (d) any liquidation or dissolution of the Company (provided, however, the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company as a result of which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its outside legal counsel (which may be O’Melveny & Myers LLP) and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to the Company’s shareholders (in their capacities as shareholders) than the terms of the Merger and is reasonably capable of being consummated.

(h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidential Disclosure Agreement dated March 11, 2004, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. Upon reasonable notice and subject to the Confidentiality Agreement and the requirements of the HSR Act, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to design processes and methodologies and all source code), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries

as identified by Parent. Subject to the Confidentiality Agreement, the Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with the Nasdaq or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby as promptly as practicable after the date hereof (or as promptly as practicable following the occurrence of any events that cause any such filing, notice, petition, statement, registration, submission or application to be reasonably likely to be required), including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ if required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not take or agree to take any Action of Divestiture without the prior written consent of Parent. For purposes of this agreement, an “Action of Divestiture” shall mean (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices. In addition, nothing herein shall require Parent to litigate with any Governmental Entity.

5.7 Notification of Certain Matters.

(a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

(b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

5.8 Third-Party Consents. As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth in Section 2.3(b) of the Company Disclosure Letter. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and, shall at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company or its shareholders for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.

5.9 Equity Awards and Employee Matters.

(a) Assumption of Employee Stock Options. At the Effective Time, each then outstanding Company Option (other than Non-Employee Options), whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each such Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the ratio of the value of the per share Merger Consideration to the average of the average closing prices for a share of Parent Common Stock on the ten trading days ended one trading day prior to the Closing Date (such ratio, the “Option Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent. Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time and the Company shall take any and all actions necessary to provide that the vesting of Company Options of all Company Employees offered an employment position with Parent prior to the Closing Date shall not accelerate in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 1.6(c), Section 5.9(e) and Section 5.9(f). As soon as reasonably practicable, Parent will use all reasonable efforts to issue to each Person who holds an assumed Company Option a document evidencing the foregoing assumption of such Company Option by Parent and, as a condition to such assumption, each former holder of a Company Option so assumed by Parent shall acknowledge the receipt of the same in exchange for such holder’s Company Option.

(b) Incentive Stock Options. The conversion of Company Options provided for in Section 5.9(a), with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(c) Termination of Company Employee Stock Purchase Plans. Prior to the Effective Time, each of the Company Purchase Plans shall be terminated. The rights of participants in each Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such the Company Purchase Plan and timely distributing any notices required by the terms of the Company Purchase Plans) that are necessary to give effect to the transactions contemplated by this Section 5.9(c). Any materials to be submitted to participants in the Company Purchase Plan shall be subject to review and approval by Parent.

(d) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

(e) Termination of Employees. The Company shall terminate the employment of each Employee not offered an employment position with Parent prior to the Closing Date, no later than immediately prior to the Effective Time. The Company may offer such Employees severance packages consistent with the Customary Severance Practices or as required pursuant to an existing agreement disclosed in the Company Disclosure Letter, provided that no severance payments or benefits shall be extended to any such Employee unless such Employee executes and delivers a form of release in form and substance acceptable to Parent.

(f) Change in Control Agreements. Immediately prior to the Effective Time, all amounts due for payments, acceleration of vesting of equity awards and extension of health benefits which may be due to employees or directors of the Company pursuant to an agreement set forth in Section 2.15(j) of the Company Disclosure Letter, as a result of the consummation of the Merger or the execution of this Agreement, shall be deemed to have been incurred by virtue of the consummation of the Merger. The Company shall treat any conditions other than the consummation of the Merger or the execution of this Agreement (such as actual or constructive termination of employment in connection with the Merger) as satisfied. It is acknowledged and agreed that, upon consummation of the Merger, all further conditions (such as actual or constructive termination of employment in connection with the Merger) set forth in any such agreement shall be deemed satisfied and that all such payments, vesting of equity awards and extension of health benefits shall be made without regard to the occurrence of any subsequent event; provided, (i) that cash payments may be made in lieu of health benefits, (ii) no such cash payments in lieu of health benefits shall be made to any Person who receives health benefits as an employee of Parent following the Effective Time and (iii) such payments, vesting acceleration and health benefits (or payment in lieu thereof) shall be conditioned upon receipt by Parent of a release and waiver of claims and agreement to the foregoing in form and substance reasonably satisfactory to Parent. The Company shall use commercially reasonable efforts to accomplish the foregoing, including obtaining such releases and agreements prior to the Effective Time.

5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options to the extent Form S-8 is available within 60 days after the Effective Time.

5.11 Indemnification.

(a) Indemnity. From and after the Effective Time, Parent will, and will cause the Surviving Corporation to assume without further action by any of the parties, fulfill and honor in all respects the obligations of the Company pursuant to all rights to indemnification and exculpation from liabilities or acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company in its Articles of Incorporation or bylaws or any indemnification agreements between the Company and its directors and officers immediately prior to the Effective Time (the “Indemnified Parties”), subject to applicable law. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of four years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.

(b) Insurance. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use best efforts to cause to be maintained directors’ and officers’ liability insurance maintained by the Company covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company for a period of six years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 150% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 150% of such annual premium) and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.11(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are comparable to the terms and conditions of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(c) Third–Party Beneficiaries. This Section 5.11 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.11.

5.12 Company Rights Plan. The Company shall not redeem the Company Rights or amend or modify (including by delay of the “Distribution Date” thereunder) or terminate the Company Rights Plan prior to the Effective Time unless, and only to the extent that: (i) it is required to do so by order of a court of competent jurisdiction or (ii) its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Change of Recommendation made in accordance with Section 5.3(d), the failure to effect such amendment, modification or termination is reasonably likely to result in a breach of its Board of Directors’ fiduciary obligations to its shareholders under applicable law.

5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock

(including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.15 Insurance Approval. The Company shall deliver to Parent at least 15 days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.

5.16 Negotiations Regarding Commercial Arrangement. Parent and the Company will negotiate in good faith to execute a commercially reasonable software license and development agreement within five business days of the date hereof, which agreement will provide: (a) Parent will pay the Company $500,000 upon each of the execution of the agreement and upon July 1, 2005, and will pay the Company $250,000 upon each of July 29, 2005, August 12, 2005, August 26, 2005 and September 10, 2005 so long as the Company is in material compliance with such agreement; (b) the Company shall provide non-recurring time-based engineering services and product resale licenses for the Company’s Secure Global Desktop product in consideration for such payments; and (c) Parent’s obligation to continue payments to the Company, and the Company’s obligation to provide engineering services under such agreement, will terminate upon the first to occur of the Effective Time or the termination of this Agreement in accordance with its terms.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of the Company.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby, if applicable, will have expired or terminated early. All other material foreign antitrust approvals reasonably determined by Parent to be required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

6.2 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate (other than the representations and warranties of the Company contained in Section 2.2 and 2.20 which shall be true and correct in all material respects), as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.

(e) Third Party Consents and Modifications. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Exhibit B hereto and shall have modified the agreement listed on Exhibit C hereto in the manner set forth on Exhibit C hereto.

6.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on the date hereof. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by October 31, 2005 or such later date, if any, that Parent and the Company may agree upon in writing (the “End Date”); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain Company shareholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by the Company of this Agreement;

(e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the shareholders of the Company) if a Triggering Event with respect to the Company or a material breach of Section 5.3 of this Agreement shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise commercially reasonable efforts to cure such breach through such 30 day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 30 day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise commercially reasonable efforts to cure such breach through such 30 day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30 day period); and

(h) by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof; provided, that if such Material Adverse Effect on the Company is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) prior to 30 days following the receipt of written notice from Parent to the Company of such Material Adverse Effect, provided, that the Company continues to exercise commercially reasonable efforts to cure such Material Adverse Effect through such 30 day period.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Proxy Statement the unanimous recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five calendar days after Parent requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no further liability on the part of any of the parties, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally any filing fee for any Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a).

(b) Company Payment.

(i) Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), (d), or (e), the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee equal to $1,200,000 in immediately available funds (the “Termination Fee”); provided, that in the case of termination under Section 7.1(b) or 7.1(d): (a) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into an agreement providing for an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two business days after the consummation of such Acquisition of the Company or the entry into such agreement by the Company.

(ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii) Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the Company, provided, after approval of the Merger by the shareholders of the Company, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or Nasdaq requires further approval by the shareholders of the Company without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Sun Microsystems, Inc.

4120 Network Circle

Santa Clara, CA 95054

Attention: Brian Sutphin

Telephone No.: 1-800-555-9786

Telecopy No.: 1-408-276-4601

with copies to:

Sun Microsystems, Inc.

4120 Network Circle

Santa Clara, CA 95054

Attention: Brian Martin

Telephone No.: 1-800-555-9786

Telecopy No.: 1-408-276-4601

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Martin W. Korman

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

if to the Company, to:

Tarantella, Inc.

425 Encinal Street

Santa Cruz, CA 95060

Attention: Chief Executive Officer

Telephone No.: (831) 427-7222

Telecopy No.: (831) 427-5400

with copies to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

Attention: David Makarechian

Telephone No.: (650) 473-2631

Telecopy No.: (650) 473-2601

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this

Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, with respect to any matter in question, that any of the “officers” (as such term is defined in Rule 16a-1(f) promulgated under the Exchange Act) or, in the case of the Company, Alok Mohan or Douglas L. Michels, has actual knowledge of such matter, after inquiry of any of their respective direct reports who would reasonably be expected to have knowledge of such matter.

(c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) materially impede the authority of such entity, or, in any case, Parent, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that for purposes of clause (i) above, no loss of customers by the Company resulting from the announcement or pendency of the Merger shall be deemed, in and of itself, to constitute a Material Adverse Effect.

(d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.11.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

SUN MICROSYSTEMS, INC.

By:	/s/ ALAN S. BRENNER
Alan S. Brenner Vice President, Client Systems Group

CHA CHA ACQUISITION CORPORATION

By:	/s/ BRIAN MARTIN
Brian Martin President

TARANTELLA, INC.

By:	/s/ FRANCIS E. WILDE
Francis E. Wilde Chief Executive Officer and President

****AGREEMENT AND PLAN OF MERGER****

EXHIBIT INDEX*

Exhibit A	Voting Agreement
Exhibit B	Third Party Consents
Exhibit C	Contract Modifications

* Schedules, exhibits and similar attachments to the Merger Agreement, as described therein, have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon its request.

Annex B

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2005, by and among Sun Microsystems, Inc., a Delaware corporation (“Parent”), Tarantella, Inc., a California corporation (the “Company”), and the undersigned shareholder (“Shareholder”) of the Company.

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Merger Sub, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.

B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of outstanding capital stock of the Company and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, all as set forth on the signature page of this Agreement.

D. In order to induce Parent to execute the Merger Agreement, Shareholder desires to restrict the transfer or disposition of any of the Shares, or any other shares of capital stock of the Company acquired by Shareholder hereafter and prior to the Expiration Date (as defined in Section 1(a) hereof), and desires to vote the Shares and any other such shares of capital stock of the Company so as to facilitate the consummation of the Merger. The execution and delivery of this Agreement and of the attached form of proxy is a material condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “Beneficially Own” a security if such Person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security.

(b) “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(c) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

(d) “Options” shall mean: (i) all securities Beneficially Owned by Shareholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the

Company, including options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all additional securities of which Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

(e) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(f) “Shares” shall mean: (i) all shares of capital stock of the Company Beneficially Owned by Shareholder as of the date of this Agreement; and (ii) all additional shares of capital stock of the Company of which Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of Options.

(g) “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, excluding any Transfer pursuant to a court order.

2. No Transfer of Shares or Options. Shareholder agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date, Shareholder shall not cause or permit any Transfer of any Shares or Options, or make any agreement relating thereto, in each case without the prior written consent of Parent. Shareholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

3. No Transfer of Voting Rights. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares or Options in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares or Options.

4. Agreement to Vote Shares. Until the Expiration Date, at every meeting of shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of the Company with respect to any of the following, Shareholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), the Shares or cause the Shares to be voted:

(i) in favor of adoption and approval of the Merger Agreement, in favor of approval of the Merger and its principal terms and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, and against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease, license or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company other than an August Financing in compliance with Section 5.3 of the Merger Agreement, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Section 4.

5. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Shares.

6. Representations, Warranties and Covenants of Shareholder. Shareholder represents, warrants and covenants to Parent as follows:

(i) Shareholder is the Beneficial Owner of the shares of Company Common Stock and the options and warrants to purchase shares of Company Common Stock indicated on the signature page of this Agreement.

(ii) Shareholder does not Beneficially Own any shares of capital stock of the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than as set forth on the signature page hereto.

(iii) Shareholder has the full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

(iv) As of the date hereof, the Shares are, and at all times up until the Expiration Date the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature, in each case that would impair Shareholder’s ability to fulfill its obligations under Section 4. The execution and delivery of this Agreement by Shareholder do not, and Shareholder’s performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment or agreement applicable to Shareholder or by which Shareholder or any of Shareholder’s properties or Shares is bound.

(v) Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement, the Proxy and any other related agreements to which Shareholder is a party.

(vi) Shareholder agrees that it will not take any action that the Company has agreed not to take pursuant to Section 5.3 of the Merger Agreement and will take all actions that the Company has agreed to take pursuant to Section 5.3 of the Merger Agreement.

(vii) Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by Shareholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof.

(viii) Shareholder hereby agrees and covenants that, as soon as practicable after the date hereof, Shareholder shall take any and all actions reasonably necessary to suspend (until the Expiration Date) or terminate any and all plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act to which such Shareholder is a party that relate to the Shares (each, a “10b5-1 Plan”).

7. Additional Documents. Shareholder and the Company hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

8. Consents and Waivers. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Shareholder is a party or subject or in respect of any rights Shareholder may have. Shareholder further consents to the Company placing a stop transfer order on the Shares with its transfer agent(s) in accordance with this Agreement until the Expiration Date.

9. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

10. Company Covenants. The Company agrees to make a notation on its records and give instructions to its transfer agent(s) to not permit, during the term of this Agreement, the transfer of any Shares.

11. Legending of Shares. If so requested by Parent, Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Shareholder agrees that Shareholder will not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

12. Miscellaneous.

(a) Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

(i) if to Parent, to:

Sun Microsystems, Inc.

4120 Network Circle

Santa Clara, CA 95054

Attention: Brian Sutphin and Brian Martin

Facsimile: 1-408-276-4601

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Martin W. Korman

Facsimile: (650) 493-6811

(ii) if to Company, to:

Tarantella, Inc.

425 Encinal Street

Santa Cruz, CA 95060

Attention: Chief Executive Officer

Facsimile: (831) 427-5400

with a copy to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

Attention: David Makarechian

Telecopy No.: (650) 473-2601

(iii) if to Shareholder: To the address for notice set forth on the signature page hereof.

(c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Amendment. This Agreement and the Proxy constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(f) Severability. In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Remedies. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(j) Attorneys’ Fees and Expenses. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by either party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(k) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

(l) Scope of Agreement. This Agreement shall only apply to Shareholder in Shareholder’s capacity as a shareholder of the Company and shall not be construed, except as set forth in Section 6(vi) hereof, to limit acts taken by Shareholder in his or her capacity as an officer or director of the Company.

(m) Legal Counsel. Shareholder acknowledges that counsel to the Company has represented the Company in connection with the Merger Agreement and the transactions contemplated thereby, and further acknowledges and agrees as follows: (i) counsel to the Company is not representing the interests of Shareholder and Shareholder is not relying on counsel to the Company in determining whether to enter into this Agreement; and (ii) Shareholder has been advised to seek independent counsel, to the extent Shareholder deems it appropriate, to protect Shareholder’s interests in connection herewith or therewith.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

SUN MICROSYSTEMS, INC.	SHAREHOLDER:

By:
Name:	Signature
Title:

Print Name

TARANTELLA, INC.

By:	Address
Name:
Title:
Shares and Options:

Company Common Stock:
Company Options:

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of Tarantella, Inc., a California corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Brian Sutphin and Brian Martin of Sun Microsystems, Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy until the Expiration Date (as defined in the that certain Voting Agreement, dated of even date herewith, by and among Parent, the Company and Shareholder (the “Voting Agreement”)). The Shares beneficially owned by the undersigned shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined in the Voting Agreement).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger, dated as of May 9, 2005, by and among Parent, Cha Cha Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company (the “Merger Agreement”). The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”), and Shareholder is receiving a portion of the proceeds of the Merger.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date (as defined in the Voting Agreement), to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of adoption and approval of the Merger Agreement, in favor of approval of the Merger and its principal terms and in favor of each of the other actions contemplated by the Merger Agreement and the Proxy and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, and against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease, license or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company other than an August Financing in compliance with Section 5.3 of the Merger Agreement, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (i), (ii) or (iii) above, and Shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[Remainder of Page Intentionally Left Blank]

*****

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date (as defined in the Voting Agreement).

Dated: May 9, 2005

Signature

Print Name

Address

Shares and Options:

Company Common Stock:

Company Options:

[SIGNATURE PAGE TO PROXY]

Annex C

May 9, 2005

Members of the Board of Directors

Tarantella, Inc.

425 Encinal Street

Santa Cruz, CA 95060

Board of Directors:

You have requested our opinion (this “Opinion”) as to the fairness, from a financial point of view, to the stockholders of Tarantella, Inc., a California corporation (the “Company”), regarding the sale of their equity interest in the Company pursuant to the terms and subject to the conditions set forth in the draft Agreement and Plan of Merger, dated as of March 11, 2005 (“Merger Agreement”), by and among the Company, Sun Microsystems, Inc., a Delaware corporation (“Parent”), and Cha Cha Acquisition Corporation, Inc., a California corporation and wholly owned subsidiary of Parent (“Merger Sub”). As more fully described in the Merger Agreement, (i) the Company will be merged with and into the Merger Sub (the “Merger”), with the Company as the surviving company in the Merger, (ii) the Company will become a wholly owned subsidiary of Parent, and (iii) each outstanding share of Common Stock, without par value, of the Company will be converted into the right to receive $0.90 per share in cash (the “Proposed Transaction”).

For purposes of the Opinion set forth herein, we have, among other things:

(i) Reviewed certain documents provided to us with respect to the Proposed Transaction including the draft Merger Agreement described above;

(ii) Reviewed certain information, including historical and forecasted financial data, operational and business information relating to the earnings, cash flow, assets, capital structure and prospects of the Company;

(iii) Reviewed the Company’s historical Annual Reports on Form 10-K, its draft Form 10-Q for the period ended March 31, 2005 and other related financial information;

(iv) Conducted discussions of past and current business operations and future prospects of the Company with senior management of the Company, and reviewed financial projections prepared by the management of the Company;

(v) Reviewed, to the extent publicly available, financial terms of certain mergers and acquisitions involving companies operating in industries that we deem to be similar to the industry in which the Company operates;

(vi) Reviewed, to the extent publicly available, certain valuation and other financial information on select public companies deemed comparable to the Company;

(vii) Reviewed certain premiums paid in sale transactions deemed to be similar to the Proposed Transaction;

(viii) Reviewed the historical market prices and trading activity, to the extent publicly available, of the Company’s Common Stock;

(ix) Performed, based on projected financial and planning data provided to us by the Company’s senior management, a capitalization of earnings and discounted cash flow analysis with respect to the Company;

(x) Prepared such financial analyses and reviewed such other considerations as we deemed appropriate in order to render this Opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all financial and other information discussed with or provided to us by the

Board of Directors
Tarantella, Inc.
May 9, 2005	Page 2 of 3

Company or Parent, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, such information. We have further relied on the assurances of management of the Company that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any respect. With respect to the forecasts regarding the future operating results of the Company provided to us, we have assumed, without independent verification or investigation, that such forecasts were prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company and that the assumptions underlying such forecasts are reasonable. We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. In addition, we have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. You have informed us, and we have assumed, that the Proposed Transaction will be consummated in accordance with the terms set forth in the draft Merger Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances.

We have assumed that the representations and warranties of each party in the draft Merger Agreement are true and correct, that each party will perform all covenants and agreements required to be performed by it under such agreement and that all conditions to the consummation of the Proposed Transaction will be satisfied without waiver thereof. We have further assumed that the final form of the Merger Agreement will be the same in all-material respects as the draft Merger Agreement. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Proposed Transaction.

We were not requested to consider, and our opinion does not in any manner address, the relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us on, the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

We have provided certain investment banking and other services to the Company from time to time, including having acted as a placement agent in a private placement transaction pursuant to which the Company sold common stock and warrants resulting in gross proceeds of approximately $16,350,000 on February 23, 2004. In connection with this engagement, RCP is not entitled to any fees which are contingent upon the consummation of the Proposed Transaction. RCP will receive a fee of $150,000, of which $75,000 has already been paid. The remaining $75,000 consists of $25,000, due as of the presentation to the Board of Directors on May 9, 2005 and $50,000 due upon the delivery of this written Opinion. Furthermore, the Company has agreed to reimburse us for reasonable out of pocket expenses, and indemnify us against certain liabilities arising out of our engagement including the rendering of this Opinion and other matters, as more fully described in the engagement and indemnity agreement dated February 1, 2005. RCP is engaged by the Company to provide other advisory services which, if completed, may result in additional fees. In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This letter is solely for the information of the Board of Directors of the Company in its consideration of the Proposed Transaction and may not be relied on by any other person, used for any other purpose or reproduced,

Board of Directors
Tarantella, Inc.
May 9, 2005	Page 3 of 3

disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be reproduced in its entirety, if required, in a proxy statement filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, provided that this letter is reproduced in such proxy statement in full and that any description of or reference to us or summary of this letter in such proxy statement will be in a form reasonably acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

RCP, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. RCP may provide additional investment banking services to the Company in the future. RCP provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivatives, of the Company for its own account and for the accounts of customers.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that as of the date hereof, the consideration to be paid by the Parent pursuant to the Proposed Transaction is fair, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.

Very truly yours,

Roth Capital Partners, LLC

Annex D

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

SECTION 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisions in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONSENTS.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS ON DISSENTING SHARES.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS’ APPROVAL.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

SECTION 1313. CONVERSIONS DEEMED TO CONSTITUTE A REORGANIZATION; APPLICATION OF CHAPTER.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

TARANTELLA, INC.

SPECIAL MEETING OF SHAREHOLDERS

JULY 6, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Tarantella, Inc. hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated June 10, 2005, and hereby appoints Francis E. Wilde and John Greeley, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Common Stock of the undersigned at the Special Meeting of Shareholders of Tarantella, Inc. to be held on July 6, 2005, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

1.	To adopt the Agreement and Plan of Merger dated as of May 9, 2005, among Sun Microsystems, Inc., a Delaware corporation, Cha Cha Acquisition Corporation, a California corporation and a wholly owned subsidiary of Sun Microsystems, and Tarantella, Inc. and to approve the principal terms of the merger contemplated thereby:

☐    FOR                ☐    AGAINST                ☐    ABSTAIN

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

Dated:

(Signature)

(Signature)	(This proxy should be marked, dated, signed by the shareholder or shareholders exactly as the shareholder’s or shareholders’ names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.